Exhibit 10.10

CONFIDENTIAL TREATMENT REQUESTED

BACE RESEARCH COLLABORATION AND LICENSE AGREEMENT

BETWEEN

VITAE PHARMACEUTICALS, INC.

AND

BOEHRINGER INGELHEIM INTERNATIONAL GMBH

Dated as of 4th June 2009

Boehringer Ingelheim Contract Number: ****

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

	8.1	General	29
	8.2	Regulatory Submissions	29
	8.3	Drug Safety Information	29
	8.4	Recalls or Corrective Action	30
	8.5	Events Affecting Integrity or Reputation	30

9.	FINANCIAL PROVISIONS		30

	9.1	Execution Payment	31
	9.2	Research Funding	31
	9.3	Development and Regulatory Milestone Payments	31
	9.4	Commercialization Milestone Payments	32
	9.5	Requirements for Invoices	33
	9.6	Royalties	33
	9.7	Net Sales Report	35
	9.8	Third Party Royalties	35
	9.9	Multiple Royalties	36
	9.10	Equity Investment	36
	9.11	Payment Terms	36
	9.12	Currency	36
	9.13	Financial Standards	36
	9.14	Late Payments	37
	9.15	Tax Withholding, Financial Records and Audits	37

10.	CONFIDENTIAL INFORMATION		37

	10.1	Definition	37
	10.2	Confidentiality	38
	10.3	Permitted Disclosure and Use	38
	10.4	Return	38
	10.5	Remedies	39
	10.6	Survival	39
	10.7	Internet Mail Encryption	39

11.	REPRESENTATIONS AND WARRANTIES		39

	11.1	Mutual Representations and Warranties	39
	11.2	BI Representations, Warranties and Covenants	40
	11.3	Vitae Representations and Warranties	41
	11.4	Disclaimer of Warranty	42

12.	INDEMNIFICATION		43

	12.1	Indemnification by BI	43
	12.2	Indemnification by Vitae	43
	12.3	Procedure for Indemnification	43
	12.4	Insurance	44

13.	PATENTS		44

	13.1	Ownership of Inventions	44
	13.2	Prosecution and Maintenance of Patents	45

	13.3	Patent Infringement	49
	13.4	Infringement of Patents	50
	13.5	Notice of Certification	50
	13.6	Validity Challenge	50
	13.7	Assistance	51
	13.8	Settlement	51
	13.9	Licensed Patents	51

14.	TERM AND TERMINATION		51

	14.1	Term	51
	14.2	Termination for Material Breach	52
	14.3	Other Termination Rights	53
	14.4	Effects of Termination; Terminated Products	53
	14.5	Change of Control	56
	14.6	Accrued Rights; Surviving Obligations	57
	14.7	Bankruptcy under U.S. or German Law	57

15.	MISCELLANEOUS		58

	15.1	Publications	58
	15.2	Public Announcements	59
	15.3	No Debarred Personnel	59
	15.4	Relationship of the Parties	59
	15.5	Registration of This Agreement	59
	15.6	Force Majeure	60
	15.7	Dispute Resolution	60
	15.8	Governing Law	60
	15.9	Attorneys’ Fees and Related Costs	61
	15.10	Assignment	61
	15.11	Assignment and Performance within the BI Group	61
	15.12	Notices	61
	15.13	Severability	62
	15.14	Headings	62
	15.15	Waiver	62
	15.16	Entire Agreement	62
	15.17	Modification	62
	15.18	No License	62
	15.19	No Third Party Beneficiaries	62
	15.20	Ambiguities	63
	15.21	CREATE Act	63
	15.22	Counterparts	63

Exhibit 1                Vitae Patents

Exhibit 2                Preliminary Research Plan

Exhibit 3                Initial Development Plan

Exhibit 4                BACE Collaboration Compounds

Exhibit 5                BI BACE Compounds

Exhibit 6                Amendment to the October 2007 SPA

Exhibit 7                Requirements for Invoices

Exhibit 8                Draft Press Release

Exhibit 9                Investor Disclosures

BACE RESEARCH COLLABORATION AND LICENSE AGREEMENT

This BACE RESEARCH COLLABORATION AND LICENSE AGREEMENT (“Agreement”) effective as of 4th June 2009 (“Effective Date”), is entered into by and between Vitae Pharmaceuticals, Inc (“Vitae”), with offices at 502 West Office Center Drive, Ft. Washington, PA 19034, USA. (taxpayer ID number 04-3567753), and Boehringer Ingelheim International GmbH (“BI”), with offices at **** (VAT ID number ****). Vitae and BI may each be referred to as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, Vitae is a company which possesses certain patent applications, proprietary know-how, scientific and technical information including new molecular entities that inhibit β-site amyloid precursor protein-cleaving enzyme (“BACE”) for use in research, discovery and development of pharmaceutical products;

WHEREAS, BI is a company which possesses expertise and resources relating to the research, development, manufacture, marketing and sale of new molecular entities, including proprietary know-how and technical information about its own BACE Inhibitors (defined below), as pharmaceutical products for the treatment of central nervous system disorders and other disorders in human beings and animals;

WHEREAS, BI wishes to obtain, and Vitae is willing to grant, an exclusive license to such applications (and any resulting patents), proprietary know-how, scientific and technical information in respect of BACE Inhibitors (defined below) for the development, use, manufacture and commercialization of therapeutic products for human beings and animals worldwide;

WHEREAS, Vitae and BI desire to enter into a collaboration for the research, development and commercialization of BACE Inhibitors as provided by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Vitae and BI, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.             DEFINITIONS. For purposes of this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1          “AAA” shall have the meaning assigned thereto in Section 15.7.

1.2          “Acquiring Entity” shall have the meaning assigned thereto in Section 14.5(a).

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.3          “Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with a Party for so long as such control exists, where “control” means the decision-making authority as to such Person and, further, where such control shall be presumed to exist where a Person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the entity.

1.4          “Annual Net Sales” shall have the meaning assigned thereto in Section 9.6.

1.5          “Assignment Date” shall have the meaning assigned thereto in Section 13.1.2.

1.6          “BACE” shall have the meaning assigned thereto in the Recitals of this Agreement.

1.7          “BACE Collaboration Compound” means a compound that (i) is a BACE Inhibitor, and (ii) (a) is discovered by either or both Parties or their Affiliates (except an Acquiring Entity) during the Research Term, (b) is acquired by either or both Parties or their Affiliates (except an Acquiring Entity) during the Research Term, or (c) was discovered by Vitae prior to the Research Term. BACE Collaboration Compounds discovered prior to the Effective Date by Vitae are listed in Exhibit 4.

1.8          “BACE Inhibitor” means (i) a compound that at Vitae inhibits human BACE enzyme activity by **** in an in vitro assay in which the Vitae inhibitor standard, ****, has an **** in an assay following the protocol as currently performed at Vitae and/or (ii) a compound that at BI inhibits human BACE enzyme activity by **** in in vitro assays in which the BI standard inhibitor, **** in assays following the protocols as currently performed at BI.

1.9          “Bankruptcy Code” shall have the meaning assigned thereto in Section 14.7.

1.10        “BI” means Boehringer Ingelheim International GmbH.

1.11        “BI BACE Compound” means a compound that (i) is a BACE Inhibitor, and (ii) (a) was discovered by the BI Group on or before the Effective Date, or (b) is in-licensed by the BI Group during the Research Term. BI BACE Compounds discovered by the BI Group on or before the Effective Date are set forth in Exhibit 5. BI shall promptly update Exhibit 5 for any BACE Inhibitors in-licensed or otherwise acquired by the BI Group during the Research Term.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.12        “BI Group” means, collectively, BI and its Affiliates.

1.13        “BI Intellectual Property” means collectively BI Know-How and BI Patents.

1.14        “BI Know-How” means all information regarding Products or BACE Inhibitors, but excluding BI Product Development Know-How, necessary for or relevant to, or useful for, Vitae’s performance of its obligations or exercise of its rights under this Agreement, including, but not limited to, all data and records relating to Products and/or BACE Inhibitors, and which are or become in BI’s or any of its Affiliates’ possession or control or are or become owned by, or otherwise may be licensed to, BI or any of its Affiliates.

1.15        “BI Patents” means all Patents (excluding BI Product Development Patents) that are owned as of the Effective Date, or become owned or in-licensed (with the right to grant sublicense rights granted to Vitae under this Agreement), by BI or BI’s Affiliates during the Term, that, but for a license granted thereunder to Vitae pursuant to Section 2.1.2 would be infringed by Vitae’s performance of its rights and obligations hereunder, which Patent rights Cover the making, having made, use, offer for sale, sale, exportation, exploitation or importation of a BACE Inhibitor or Product.

1.16        “BI Product Development Intellectual Property” means collectively BI Product Development Know-How and BI Product Development Patents.

1.17        “BI Product Development Know-How” means the Inventions, discoveries, technologies, methods, techniques, procedures, protocols, and other proprietary know-how developed by or on behalf of BI and/or its Affiliates that result from activities carried out with respect to Development Candidates or Products following start of GLP toxicology studies other than in the course of Research; for the sake of clarity, the subject matter of such know-how may include (but is not limited to) salt forms, polymorphs, metabolites, intermediates, technical process for manufacture of drug substance, catalysts, formulations, methods of production, uses (including methods of treatment), combinations (including combinations with other pharmaceutical compounds, devices etc.), dosages, application regimens, routes of administration, packaging, purification methods and analytical methods associated therewith.

1.18        “BI Product Development Patents” means, in respect to any Development Candidate, all Patents that are invented by or on behalf of BI and/or its Affiliates and result from activities carried out with respect to Development Candidates or Products following start of GLP toxicology studies other than in the course of Research; for the sake of clarity, the subject matter of such Patents may include (but not be limited to) salt forms, polymorphs, metabolites, intermediates, technical process for manufacture of drug substance, catalysts, formulations, methods of production, uses (including methods of treatment), combinations (including combinations with other pharmaceutical compounds, devices etc.), dosages, application regimens, routes of administration, packaging, purification methods and analytical methods associated therewith.

1.19        “Candidate Feasibility” means the first BACE Collaboration Compound or BI BACE Compound meeting the corresponding criteria defined in the Research Plan, as determined by the JSC or BI has selected said molecule for general pharmacology, toxicology and chemistry, manufacturing and control (CMC) profiling.

1.20        “Claim” means any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

1.21        “Co-Development Option” shall have the meaning assigned thereto in Section 5.4.

1.22        “Combination Product” shall have the meaning assigned thereto in Section 9.6.4.

1.23        “Commercial Conflict” means a situation where (i) the Parties disagree with BI’s decision regarding the priority of Development or Commercialization of a Product: (a) such that the Product will be no longer primarily be sold for use in respect of a Core Indication, and (b) such that the decision will likely result in a materially reduced financial return to Vitae from such Product, and (c) such decision is not based on the technical or medical profile of the Product (including, but not limited to, Technical Failure) but primarily on commercial factors; (ii) the Parties disagree as to whether BI failed to meet its Diligent Efforts obligations to Develop Products as set forth in Sections 5.1 and 5.2 below, taking into consideration the Milestone Timing (including any extensions) set forth therein; (iii) the Parties disagree as to whether BI failed to use Diligent Efforts in general, as described elsewhere in the Agreement; (iv) a Party disputes whether the other Party has followed the Potential Development Candidate Selection process set forth in Section 4.7.1; (v) Vitae disputes whether BI has failed to advance one (1) BACE Collaboration Compound or BI BACE Compound into Development even though BACE Collaboration Compound(s) or BI BACE Compound(s) fulfill the criteria for Development Candidate Selection pursuant to Section 1.32 and Exhibit 2; or (vi) the applicable Committee fails to reach consensus on a Research decision; and such issue is not resolved by the Officers pursuant to Section 3.3.4(b) below.

1.24        “Commercialization” or “Commercialize” means engaging in any and all activities directed to manufacturing, marketing, promoting, distributing, offering for sale, selling, importing, exporting or exploiting a product, and conducting post Marketing Authorization Approval studies.

1.25        “Commercialization Plan” shall have the meaning assigned thereto in Section 6.

1.26        “Committee” means the Joint Steering Committee, JRC, JDC, and/or any subcommittee established by the Joint Steering Committee, as applicable.

1.27        “Confidential Information” shall have the meaning assigned thereto in Section 10.1.

1.28        “Core Indication” means prevention and or treatment of disorders of the central nervous system, including without limitation Alzheimer’s Disease and other forms of dementia.

1.29        “Cover” or “Covering” means, (i) with respect to a Patent, that at least one Valid Claim of such Patent would be infringed by the product, method, use, or device, as applicable, and (ii) with respect to any other intellectual property right that the product, method, use or device would infringe or misappropriate such rights unless a license were granted.

1.30        “Development” or “Develop” means engaging in preclinical and clinical drug development activities, including, but not limited to, discovery, test method development, stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, analytical method validation, manufacturing process validation, cleaning validation, post-approval changes, quality assurance/quality control, statistical analysis, report writing, preclinical and clinical studies, regulatory filing submission and approval and regulatory affairs.

1.31        “Development Candidate” means a BACE Collaboration Compound or BI BACE Compound meeting the characteristics and/or properties described in Exhibit 2 and selected as further described in Sections 4.1 and 4.7.2.

1.32        “Development Candidate Selection” means the earlier to occur of (i) the identification by the Joint Steering Committee of a BACE Collaboration Compound or BI BACE Compound for Development and the decision by BI to start GLP toxicity studies with respect to a BACE Collaboration Compound or a BI BACE Compound, provided that BI’s internal decision-making process with respect to such BACE Collaboration Compound or BI BACE Compound is consistent with BI’s normal decision-making processes used for internally developed compounds, or (ii) the start of GLP toxicity studies with respect to a BACE Collaboration Compound or a BI BACE Compound by BI.

1.33        “Development Plan” means the outline plan for each Product designed to achieve the Development for such Product, including, but not limited to, the nature, number and schedule of Development activities necessary to implement such activities as may be amended in accordance with the terms of this Agreement. An initial Development Plan is attached hereto as Exhibit 3.

1.34        “Diligent Efforts” means the carrying out of obligations in a sustained manner consistent with the efforts a party would be expected to devote (and which in no event shall be less than the level of effort and resources standard in the pharmaceutical industry for a company similar in size and scope to such party) to a lead product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing, in respect of a Core Indication. Without limiting the foregoing, Diligent Efforts in all cases requires at least that (i) each Party promptly assigns responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an ongoing basis; (ii) each Party sets and consistently seeks to achieve specific and meaningful objectives for carrying out such obligations; and (iii) each Party consistently makes and implements decisions and allocates resources designed to advance progress with respect to such objectives.

1.35        “Disclosing Party” shall have the meaning assigned thereto in Section 10.1.

1.36        “Effective Date” shall have the meaning assigned thereto in the first paragraph of this Agreement.

1.37        “EMEA” means the European Medicines Agency and any successor agency thereto.

1.38        “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.39        “Field” means the diagnosis, treatment, palliation or prevention of all human and animal diseases including, but not limited to, Core Indications.

1.40        “First Commercial Sale” means the first invoice for commercial quantities of any Product sold to a Third Party by a member of the BI Group and/or sublicensees in any country after receipt of Marketing Authorization Approval for such Product in such country. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar uses shall not be considered to constitute a First Commercial Sale.

1.41        “Force Majeure Event” shall have the meaning assigned thereto in Section 15.6.

1.42        “FTE” means a full-time equivalent person-year based upon a total of **** working hours per year, undertaken in connection with the conduct of Research in accordance with the Research Collaboration.

1.43        “Generic Competition” shall have the meaning assigned thereto in Section 9.6.5(a).

1.44        “Generic Product” means, with respect to a particular Product and a particular country, any pharmaceutical product (other than such Product) that contains the same active ingredient(s) as such Product, has substantially the same formulation, mode of administration and duration of release as such Product, and is approved for the same indications as such Product in such country.

1.45        “Good Laboratory Practices” or “GLP” means, with respect to the United States, the then-current requirements for non-clinical (animal or laboratory) studies that will be submitted to a Government Authority to support a marketing application, specified in 21 C.F.R. Part 58, as may be amended, and, with respect to any other country or jurisdiction, the equivalent regulations in such other country or jurisdiction.

1.46        “Good Manufacturing Practices” or “GMP” means, with respect to the United States, the minimum then-current good manufacturing practices for methods, facilities, and controls to be used for the manufacture, processing, packing, or holding of a drug to assure that it meets the requirements of the Federal Food, Drug, and Cosmetic Act for safety and has the identity and strength and meets the quality and purity characteristics, specified in 21 C.F.R. Parts 210 and 211, as may be amended, and, with respect to any other country or jurisdiction, the equivalent regulations in such other country or jurisdiction.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.47        “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, (ii) a federal, state, province, county, city or other political subdivision thereof or (iii) any supranational body, including, but not limited to, the FDA and EMEA.

1.48        “Handelsgesetzbuch” or “HGB” shall have the meaning assigned thereto in Section 1.73.

1.49        “Indemnified Party” shall have the meaning assigned thereto in Section 12.3.1.

1.50        “Indemnifying Party” shall have the meaning assigned thereto in Section 12.3.1.

1.51        “Initial Funded Research Period” shall have the meaning assigned thereto in Section 9.2.1.

1.52        “Initiation” means, with respect to a clinical study, the date of the dosing of the first subject.

1.53        “Invention” means any discovery (whether patentable or not) invented during the Term as a result of Research and Development activities in respect of a Product or BACE Inhibitor.

1.54        “Joint Development Committee” or “JDC” shall have the meaning assigned thereto in Section 3.2.

1.55        “Joint Intellectual Property” means collectively Joint Inventions, Joint Know-How and Joint Patents.

1.56        “Joint Invention” means an Invention with respect to which employees and/or agents of both Vitae and BI are joint inventors in the course of the Research activities hereunder, all of which directly relate to BACE Inhibitors (including but not limited to methods and uses directly relating to BACE Inhibitors), regardless of whether any Third Parties are also joint inventors. Inventorship for Joint Inventions shall be determined in accordance with the patent laws of the United States (Title 35, United States Code).

1.57        “Joint Know-How” means all present and future information, know-how, data and results in whatsoever form including, but not limited to, all biological, toxicological, chemical information, biochemical information, metabolic, pre-clinical data, and assays generated jointly by employees and/or agents of both Vitae and BI in the course of the Research activities hereunder all of which directly relate to BACE Inhibitors (including but not limited to methods and uses directly relating to BACE Inhibitors).

1.58        “Joint Patent” means any Patent Covering a Joint Invention.

1.59        “Joint Research Committee” or “JRC” shall have the meaning assigned thereto in Section 3.2.

1.60        “Joint Steering Committee” or “JSC” shall have the meaning assigned thereto in Section 3.2.

1.61        “Laws” means all laws, statutes, rules, regulations (including, but not limited to, current Good Manufacturing Practice regulations as specified in 21 C.F.R. Parts 210 and 211; Investigational New Drug Application regulations at 21 C.F.R. Part 312; NDA regulations at 21 C.F.R. Part 314; relevant provisions of the Federal Food, Drug and Cosmetic Act, and other laws and regulations enforced by the FDA), ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.62        “Lender” shall have the meaning assigned thereto in Section 13.1.2.

1.63        “Losses” means any and all damages (including, but not limited to, all loss of profits, diminution in value, and incidental, indirect, consequential, special, reliance, exemplary, punitive, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in contesting any Third Party Claim or complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Third Party Claim.

1.64        “Major EU Country” means one or more of the following countries within the European Union: ****.

1.65        “Major Market” means the following countries: ****.

1.66        “Marketing Authorization Approval” shall mean approval by a Governmental Authority for sale of a Product, including any applicable pricing, final labeling or reimbursement approvals.

1.67        “Marketing Plan” means for each relevant Product, a summary of the plan prepared by BI, identifying the core strategic, commercial and promotional claims and objectives for the specific Product as reviewed under Section 3.3.2.

1.68        “Milestone Timing” shall have the meaning assigned thereto in Section 5.2.

1.69        “NDA” means a new drug application, abbreviated new drug application or supplemental new drug application or any amendments thereto submitted to the FDA or an equivalent thereof submitted to a Governmental Authority in a foreign country.

1.70        “NDA Acceptance” means the written notification by the FDA or equivalent Governmental Authority in a foreign country that the NDA has met all the criteria for filing acceptance.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.71        “NDA Approval” means approval by the FDA for marketing and sale of a Product in the United States, including any applicable pricing, final labeling or reimbursement approvals, as applicable.

1.72        “NDA Filing” means the submission of an NDA to the FDA or equivalent Governmental Authority in a foreign country.

1.73        “Net Sales” means the actual gross amount invoiced by a member of BI Group and/or its sublicensees for sales or other commercial disposition of a Product to a Third Party, less the following deductions (consistent with customary and reasonable business practices with respect to such sales and not recovered or reimbursed to BI Group and/or its sublicensees:

(a)       sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments or billing errors;

(b)       rejected goods, damaged or defective goods, recalls, and returns;

(c)       rebates, chargeback rebates, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions;

(d)       adjustments arising from consumer discount programs or other similar programs;

(e)       customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes); and

(f)        charges for packing, freight, shipping and insurance (to the extent that BI, its Affiliates and sublicensees actually bear such costs for a Product).

1.74        Notwithstanding the foregoing, the above-listed deductions shall be allowed only if incurred in the ordinary course of business, of the type and in an amount consistent with normal industry practice, and determined in accordance with normally accepted accounting principles, or more specifically, the principles of the German commercial code (“Handelsgesetzbuch” or “HGB”) on a basis consistent with BI’s audited consolidated financial statements. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Product and other products of BI and its Affiliates and sublicensees such that the Product does not bear a disproportionate portion of such deductions. For avoidance of doubt, there shall be no deduction from Net Sales for bad debt allowances or bad debt expenses notwithstanding any requirement or principle in the HGB. For sake of clarity and avoidance of doubt, sales of a Product by a member of BI Group and/or sublicensees to a Third Party distributor of such Product in a given country shall be considered a sale to a Third Party customer. Any Products used for promotional or advertising purposes or used for clinical or other research purposes shall not be included in Net Sales. Donations of Product for charity reasons shall also not be deemed Net Sales. A “sale” will include any transfer or other disposition for consideration, and Net Sales will include the fair market value of all consideration received by the BI Group and/or sublicensees in respect of any sale of a Product, whether such consideration is in cash payment, in kind or in any other form.

1.75        “Net Sales Report” shall have the meaning assigned thereto in Section 9.7.

1.76        “Non-Core Indication” means an indication within the Field other than a Core Indication. For the sake of clarity, the acute treatment of traumatic brain injury shall be deemed a Non-Core Indication.

1.77        “Non-Core BACE Inhibitor” means a BACE Inhibitor that (i) is Covered by Vitae Patents or Joint Patents, (ii) is not a Potential Development Candidate or has not been selected as a Development Candidate, and (iii) is to be Researched, Developed and/or Commercialized by Vitae for Non-Core Indications pursuant to the process specified in Sections 4.7.1 and 3.3.2(k) below.

1.78        “Officers” shall have the meaning assigned thereto in Section 3.3.4(b).

1.79        “Other Product” shall have the meaning assigned thereto in Section 9.6.4.

1.80        “OUS Filings” shall have the meaning assigned thereto in Section 13.2.2(b).

1.81        “Party” or “Parties” shall have the meaning assigned thereto in the first paragraph of this Agreement.

1.82        “Patent” means any patent or patent application, including any United States provisional application and any continuation, continuation-in-part, divisional, registration, confirmation, revalidation, reissue, PCT application, patent term extension, SPC, and utility model, as well as all related extensions or restorations of terms thereof.

1.83        “Patent Challenge” shall have the meaning assigned thereto in Section 13.6.1.

1.84        “Patent Counsel” shall have the meaning assigned thereto in Section 13.2.1.

1.85        “Patent Infringement Claim” shall have the meaning assigned thereto in Section 13.3.

1.86        “PCT” shall have the meaning assigned thereto in Section 13.2.2(b).

1.87        “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship or other de jure entity organized under the Laws of any jurisdiction.

1.88        “Phase I Studies” means the first clinical studies conducted in human volunteers or patients (e.g. patients with Alzheimer’s Disease or another central nervous system disorder) to obtain preliminary information on a Product’s safety, tolerability, pharmacodynamic activity, pharmacokinetics, drug metabolism and mechanism of action, as well as early evidence of effectiveness if possible, with respect to (i) the United States, as more fully defined in 21 C.F.R. § 312.21(a), as may be amended; or (ii) the equivalent of such a clinical study for submission to the EMEA; or (iii) equivalent submission in such other country or jurisdiction.

1.89        “Phase II Studies” means clinical studies in human patients, the primary intention of which is to collect data on dosages and demonstrate clinical safety and efficacy in a target population for a specific disease or condition under study (i.e., statistically significant differences between groups for clinical endpoints, which may include generally accepted surrogate pharmacodynamic endpoints), with respect to (i) the United States, as more fully defined in 21 C.F.R. § 312.21(b), as may be amended; or (ii) the equivalent of such a clinical study for submission to the EMEA; or (iii) equivalent submission in such other country or jurisdiction.

1.90        “Phase III Studies” means large, adequate and well-controlled clinical studies that are conducted in human patients, after successful completion of the first Phase II Study, designed to evaluate safety and therapeutic efficacy of the Product and that are needed to obtain regulatory approval(s) and product labeling, with respect to (i) the United States, as more fully defined in 21 C.F.R. § 312.21(c), as may be amended; or (ii) the equivalent of such a clinical study for submission to the EMEA; or (iii) equivalent submission in such other country or jurisdiction.

1.91        “Product” means a pharmaceutical product containing at least one BACE Collaboration Compound or BI BACE Compound, whether or not such Product is used as a single agent and/or in combination with other therapeutically active components. If a Product contains a BACE Collaboration Compound or BI BACE Compound, all provisions of this Agreement relevant to Products (including, but not limited to, milestone and royalty payments to Vitae) will apply thereto, regardless of whether the active ingredient (i.e., the BACE Inhibitor) in such Product was identified by Vitae or by the BI Group, except as otherwise provided for in this Agreement.

1.92        “Potential Development Candidate” means any BACE Collaboration Compound that has not failed to meet the characteristics and/or properties described in Exhibit 2 pursuant to Section 4.7.1.

1.93        “Promotional Materials” means advertising, promotional, educational and communication materials (other than labeling) for Commercialization of Products.

1.94        “Receiving Party” shall have the meaning assigned thereto in Section 10.1.

1.95        “Records” shall have the meaning assigned thereto in Section 4.4.

1.96        “Research” means those activities undertaken for the identification, synthesis, characterization and optimization of compounds and selection of compounds for Development defined in the Research Plan as amended from time to time.

1.97        “Research Collaboration” shall have the meaning assigned thereto in Section 4.1.

1.98        “Research Plan” means the outline plan prepared in accordance with Section 4.2 below for the Research of BACE Inhibitors designed to achieve the selection of a Development Candidate as a Product. A preliminary Research Plan is attached as Exhibit 2.

1.99        “Research Term” shall have the meaning assigned thereto in Section 4.3.

1.100      “Royalty Term” means, on country-by-country and Product-by-Product basis, a period starting on the Effective Date and expiring upon the later of (i) the expiry of the last-to-expire Vitae Patent, Joint Patent, or BI Patent which has at least one Valid Claim Covering such Product in such country (including the term of any applicable SPC) or (ii) ten (10) years from the date of First Commercial Sale of such Product in such country.

1.101      “Serious Material Breach” means any willful or grossly negligent material breach by Vitae of one or more of the following provisions (wherein such breach results in the actual loss of exclusivity granted to BI under this Agreement relating to any Patents covering key composition of matter for a Product sold by BI in a Major Market): (i) Vitae’s grant of rights to BI under Section 2.1.1; (ii) Vitae’s confidentiality obligations under Article 10 with respect to key data obtained during the Research Collaboration, the key results of BI’s Development and any material information contained in any registration dossier or submission for any Marketing Authorization for any Products; or (iii) Vitae’s obligations under Section 13.2 to properly file, maintain and prosecute any Patents Covering the composition of matter for any Products currently being sold by BI for a Core Indication in a Major Market. For the avoidance of doubt, a Serious Material Breach, if determined by an arbitrator to have occurred pursuant to Section 15.7, will also qualify as a material breach of a material obligation for purposes of Section 14.2.

1.102      “SPC” means a right based upon a Patent to exclude others from making, having made, using, offering to sell, selling, importing or exporting a Product, such as a Supplementary Protection Certificate.

1.103      “Special Damages” shall have the meaning assigned thereto in Section 14.2.3.

1.104      “Studies” means Phase I Studies, Phase II Studies, Phase III Studies and post-Marketing Authorization Approval studies, as applicable.

1.105      “Technical Failure” means the discontinuation of Development or Commercialization of a Product for technical, scientific, medical or regulatory reasons, including, but, not limited to, unacceptable preclinical toxicity, demonstration of a side effect profile significantly worse than currently marketed products, or inability to manufacture in an acceptable purity or for an acceptable price.

1.106      “Term” shall have the meaning assigned thereto in Section 14.1.

1.107      “Terminated Product” shall have the meaning assigned thereto in Section 14.3.2.

1.108      “Territory” means all the countries and territories of the world.

1.109      “Third Party” means a Person who is not a Party or an Affiliate of a Party, or in the case of BI, not a member of the BI Group.

1.110      “Third Party Claim” shall have the meaning assigned thereto in Section 12.3.1.

1.111      “Trademark” shall have the meaning assigned thereto in Section 2.3.

1.112      “Transaction” shall have the meaning assigned thereto in Section 14.5.

1.113      “United States” means the United States of America and its territories and possessions.

1.114      “Valid Claim” means on a country-by-country and Product-by-Product basis, any claim pending in a patent application or any granted claim in an unexpired patent which has (i) not been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer; and (ii) would, if issued, but for the licenses granted hereunder, be infringed by the Research, Development and/or Commercialization of said Product in said country. Notwithstanding the foregoing, in case of pending patent applications, it is understood and agreed that if the corresponding claim in the corresponding US or EP patent applications: (1) have been limited or cancelled because of patentability requirements such that the corresponding claim does not Cover said Product; (2) has lapsed; (3) has been finally rejected (and the rejection has been affirmed on appeal or the time for appeal or petition has lapsed); or (4) has been finally revoked (and the revocation has been affirmed on appeal or the time for appeal or petition has lapsed), then such corresponding claim in such corresponding patent application pending in any country will not be deemed to be a Valid Claim.

1.115      “Vitae Intellectual Property” shall mean collectively Vitae Know-How and Vitae Patents.

1.116      “Vitae Know-How” means all present and future information regarding Products or BACE Inhibitors that (i) are necessary for, or relevant to, or useful for BI to perform its obligations or exercise its rights under this Agreement, and (ii) during the Term, are in Vitae’s or any of its Affiliates’ (except an Acquiring Entity’s) possession or control and are or become owned by, or otherwise may be licensed by Vitae or any of its controlled Affiliates.

1.117      “Vitae Patents” means all Patents that are owned or become owned by Vitae or Vitae’s Affiliates (except an Acquiring Entity), or as to which Vitae or Vitae’s Affiliates (except an Acquiring Entity) are or become in-licensed (other than BI Patents) now or in the future, with the right to grant the sublicense rights granted to BI under this Agreement without payment of additional consideration to the licensor (unless BI agrees to pay such additional consideration), which patent rights Cover the Development and Commercialization, including the making, having made, use, offer for sale, sale or importation of a Product or BACE Inhibitor. Vitae Patents as of the Effective Date include those listed in Exhibit 1.1.118

2.             LICENSE GRANTS, OWNERSHIP AND EXCLUSIVITY.

2.1          License Grants.

2.1.1       License to BI. Subject to the terms and conditions of this Agreement, Vitae grants to BI, and BI accepts, an exclusive, royalty-bearing, non-transferable (except as expressly set forth in Sections 15.10 and 15.11) license in the Field under the Vitae Patents, Vitae Know-How and Vitae’s rights in the Joint Patents, Joint Inventions and Joint Know-How to make, have made, use, register, sell, offer to sell, import, export, exploit, Research, Develop and Commercialize BI BACE Compounds, BACE Collaboration Compounds, Potential Development Candidates, Development Candidates and Products in the Territory.

2.1.2       Licenses to Vitae.

(a)           Subject to the terms and conditions of this Agreement, BI grants to Vitae, and Vitae accepts, a royalty-free, non-transferable (except as expressly set forth in Section 15.10) license in the Field under the BI Patents, the BI Know-How and BI’s rights in the Joint Patents, Joint Inventions and Joint Know-how for the sole purpose of Vitae’s exercise of its rights and performance of its obligations as described in this Agreement relating to (i) the Research of BACE Inhibitors as a non-exclusive license, and (ii), solely to make, have made, use, register, sell, offer to sell, import, export, exploit, Develop and Commercialize BACE Collaboration Compounds (other than Development Candidates and/or Potential Development Candidates) and Products containing BACE Collaboration Compounds (other than Development Candidates and/or Potential Development Candidates) for Non-Core Indications in the Territory as an exclusive license.

(b)           Subject to the terms and conditions of this Agreement, BI grants to Vitae, and Vitae accepts, a royalty-free, non-transferable (except as expressly set forth in Section 15.10) sublicense in the Field under the Vitae Patents and the Vitae Know-How for the sole purpose of Vitae’s performance of its rights and obligations as described in this Agreement relating to (i) the Research of BACE Inhibitors as a non-exclusive sublicense, and (ii) solely to make, have made, use, register, sell, offer to sell, import, export, exploit, Develop and Commercialize BACE Collaboration Compounds (other than Development Candidates and/or Potential Development Candidates) and Products containing BACE Collaboration Compounds (other than Development Candidates and/or Potential Development Candidates) for Non-Core Indications in the Territory as an exclusive sublicense.

2.2          Sublicensing and Subcontracting.

2.2.1       BI’s Right to Sublicense and Subcontract. BI may sublicense or subcontract its rights to Research, Develop or Commercialize Products in whole or in part to any of its Affiliates, subject to BI’s prior written notification to Vitae, and/or in whole or in part to Third Parties with respect to the Major Markets, subject to Vitae’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. However, BI may sublicense or subcontract its rights to Commercialize Products in part to any Third Parties with respect to countries outside of the Major Markets upon prior written notification to Vitae. BI shall secure all appropriate covenants, obligations and rights from any such sublicensee or subcontractor, including, but not limited to, licenses, intellectual property rights and confidentiality obligations, to ensure that such sublicensee or subcontractor is subject to, and BI can comply with, all of BI’s covenants and obligations to Vitae under this Agreement. BI’s rights to sublicense or subcontract are limited as expressly set forth in this Section 2.2.1. BI shall (i) use Diligent Efforts to enforce any such sublicense or subcontract, and (ii) be responsible for any failure of its sublicensees and subcontractors to comply with this Agreement.

2.2.2       Vitae’s Right to Sublicense and Subcontract. Vitae may subcontract its Research obligations as set forth in Section 4 below to any of its Affiliates and/or to Third Parties, subject to BI’s prior written consent only with respect to Third Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Vitae may sublicense its rights to Develop or Commercialize Products for Non-Core Indications in whole or in part to any of its Affiliates and/or Third Parties, provided that Vitae gives BI the opportunity to negotiate in good faith the granting of a sub-license to BI prior to granting a sublicense to a Third Party. If Vitae decides to sublicense its rights to Develop or Commercialize Products for Non-Core Indications in whole or in part to a Third Party, Vitae shall give written notice of such intent to BI, whereupon BI shall advise Vitae in writing if BI is interested in negotiating a sublicense agreement. If BI indicates that BI is not interested in obtaining a sublicense or if the Parties are unable to conclude a sublicense agreement within **** after the date of Vitae’s written notice to BI of Vitae’s intent to grant a sublicense to a Third Party, then Vitae shall be free to grant such sublicense to a Third Party without further obligation of negotiation with BI. Vitae shall secure all appropriate covenants, obligations and rights from any such subcontractor or sublicensee, including, but not limited to, licenses, intellectual property rights and confidentiality obligations, to ensure that such subcontractor is subject to, and Vitae can comply with, all of Vitae’s applicable covenants and obligations to BI under this Agreement. Vitae’s rights to sublicense and subcontract are limited as expressly set forth in this Section 2.2.2. Vitae shall (i) use Diligent Efforts to enforce any such subcontract, and (ii) be responsible for any failure of its subcontractors to comply with this Agreement.

2.3          Trademarks. Products shall be Commercialized under trademarks and trade dress selected by BI (collectively, “Trademarks”). BI shall exclusively own all Trademarks for Products, and shall be responsible for the procurement, filing and maintenance of trademark registrations for such Trademarks and all related costs and expenses.

2.4          Exclusivity. During the Research Term (including any extensions of the initial Research Term), the BI Group, Vitae and Vitae’s Affiliates (except an Acquiring Entity) shall not, directly or with any Third Party, conduct Research, Development or Commercialization activities involving any BACE Inhibitor in the Field outside of this Research Collaboration, except as permitted pursuant to Sections 2.2, 2.5 and 3.3.2(k) (Vitae’s right to Research, Develop and Commercialize Non-Core BACE Inhibitors).

2.5          Non-Core BACE Inhibitors. Subject to Sections 2.2.2, 3.3.2(k) and 4.7.1, Vitae shall have complete decision-making authority with respect to any issues relating to Research, Development and Commercialization of Non-Core BACE Inhibitors; and such issues shall not be subject to the governance provisions of Article 3. Notwithstanding the foregoing, Vitae shall provide the JSC at least twice yearly with a summary of the Development and

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Commercialization activities pertaining to any Non-Core BACE Inhibitor. Any information provided by Vitae to BI concerning its activities relating to Non-Core BACE Inhibitors shall be deemed Vitae Confidential Information, and BI shall not disclose or use such information for its internal research programs. Further, BI shall not use such information if such use will provide a competitive advantage to a Product, BACE Collaboration Compound or BI BACE Compound vis-à-vis one of Vitae’s Non-Core BACE Inhibitors.

3.             GOVERNANCE.

3.1          General. In connection with this Agreement, the Parties shall: (i) strive to balance the legitimate interests and concerns of the Parties and to realize the economic potential of Products; (ii) act in a commercially reasonable manner and in good faith in all decisions or determinations to be made hereunder, including, but not limited to, all decisions specified to be in a Party’s discretion; (iii) use Diligent Efforts to conduct Research according to the Research Plan and to perform all responsibilities assigned to the Parties under the Research Plan; and (iv) use Diligent Efforts to carry out the terms and intent of this Agreement and collaboration, including, but not limited to, a Party’s responsibilities in respect of Developing and Commercializing BACE Inhibitors. In addition, the Parties agree that they shall follow the Potential Development Candidate Selection process set forth in Section 4.7.1.

3.2          Committees. The Parties shall form a “Joint Steering Committee”, which shall be established, hold meetings and make decisions in accordance with the procedures specified in Section 3.3 below. The Joint Steering Committee (i) shall establish a Joint Research Committee, as described in Section 3.4 below (“JRC”) and (ii) shall establish a Joint Development Committee, as described in Section 3.5 below (“JDC”), provided that Vitae elects to exercise its option to co-fund Development of any Product pursuant to Section 5.4. In the event that the Joint Steering Committee elects not to establish an applicable Committee as specified above, the Joint Steering Committee shall be responsible for performing the responsibilities of such Committee specified below. The Parties intend that their respective organizations will work together and will use Diligent Efforts to assure success of the collaboration. By consensus, any Committee may cancel meetings and/or establish a different meeting schedule.

3.3          Joint Steering Committee.

3.3.1       Members. Within thirty (30) days after the Effective Date, the Parties shall establish the Joint Steering Committee, which shall consist of ****, with each Party designating **** of its or its Affiliates’ employees as members. Each of BI and Vitae may replace any or all of its representatives on the Joint Steering Committee at any time upon written notice to the other Party. A Party may designate a substitute employee to temporarily attend and perform the functions of such Party’s designee at any meeting of the Joint Steering Committee. BI and Vitae each may, on advance written notice to the other Party, invite non-member employees of such Party to attend meetings of the Joint Steering Committee. The Joint Steering Committee shall be co-chaired by a Joint Steering Committee representative of each of Vitae and BI. A secretary of the Joint Steering Committee will be appointed on an annual rotating basis by either Vitae or BI, who shall be a representative of such Party, as applicable, with Vitae providing the first secretary.

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3.3.2                     Responsibilities. Except as specified otherwise in this Agreement, the Joint Steering Committee shall perform the following functions:

(a)                                 Discuss the overall strategy for the Research Collaboration;

(b)                                 Coordinate the Parties’ activities hereunder;

(c)                                  Monitor Development and Commercialization of Products in Major Markets pursuant to the terms of this Agreement;

(d)                                 Serve as a forum for discussion and communication regarding the Development and Commercialization of Products pursuant to this Agreement;

(e)                                  Review and approve Research Plans and any material amendments to Research Plans;

(f)                                   Review Research Collaboration activities and results for the previous period and make any strategic recommendations as appropriate;

(g)                                  Discuss Development Plans and Marketing Plans (in Major Markets) for Products and any material amendments to such Development Plans and Marketing Plans;

(h)                                 Discuss Development activities for the previous period;

(i)                                     Establish the JRC and, if applicable, the JDC;

(j)                                    Discuss “go/no-go” decisions and other matters referred to the Joint Steering Committee, including, but not limited to, the continued Development of a particular Product;

(k)                                 Review and approve requests by Vitae regarding Research, Development and Commercialization of Non-Core BACE Inhibitors by Vitae pursuant to Section 4.7.1;

(l)                                     Review a summary of life-cycle management of, and intellectual property protection for, Products;

(m)                             Review and coordinate the progress of all Committees other than the Joint Steering Committee;

(n)                                 Use Diligent Efforts to resolve Commercial Conflicts;

(o)                                 Resolve disputes, disagreements and deadlocks unresolved by any other Committee;

(p)                                 Review cost plans relating to any Research; and

(q)                                 Perform such other responsibilities as may be assigned to the Joint Steering Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

3.3.3                     Meetings. The Joint Steering Committee shall meet in person at least **** each ****, and more frequently (i) as mutually agreed by the Parties, (ii) as required to resolve Commercial Conflicts, or (iii) as required to resolve disputes, disagreements or deadlocks in the JRC, JDC or other Committees established by the Joint Steering Committee, on such dates, and at such places and times, as the Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the Joint Steering Committee within thirty (30) days after the establishment of the Joint Steering Committee. The Joint Steering Committee shall arrange to meet in person or convene otherwise to assess (and to the extent specified above, approve) any Research Plans, Development Plans or Marketing Plans submitted to the Joint Steering Committee in each calendar year so that such plans will be assessed within **** following submission to the Joint Steering Committee. To the extent the applicable Committee differs in its assessment (or approval, if applicable) of any such Research Plans, and recommends them to be reformulated, such plans shall be assessed (and approved, if applicable) by the Joint Steering Committee as soon as reasonably practicable after resubmission of same. Meetings of the Joint Steering Committee that are held in person shall alternate between offices of BI and Vitae (with the first meeting to be held at Vitae’s offices), or such other place as the Parties may agree. In addition to the semi-annual face-to-face meetings, the Parties may also agree to hold meetings of the Joint Steering Committee by means of telecommunications or video conferences.

3.3.4                     Decision-Making.

(a)                                 The Joint Steering Committee may make decisions with respect to any subject matter that is subject to the Joint Steering Committee’s responsibility and functions as set forth in Section 3.3.2. Except as specified in Section 3.4.2(b), all decisions of the Joint Steering Committee shall be made by consensus, with the representatives from each Party having one collective vote. The Joint Steering Committee shall use Diligent Efforts to resolve the matters within its roles and functions or otherwise referred to it.

(b)                                 With respect to any issue, if the Joint Steering Committee cannot reach consensus **** after the matter has been brought to the Joint Steering Committee’s attention, then such issue shall be referred to the **** of Vitae and the **** (collectively, the “Officers”) for resolution. If the Officers are unable to reach consensus within **** after the matter has been referred to them, then BI shall have final decision-making authority with respect to all issues relating to Development and Commercialization of any Development Candidate, Potential Development Candidate or BI BACE Compound selected for Development pursuant to Section 4.7.1. However, if the disputed issue involves a Commercial Conflict or any other dispute not within one Party’s sole final decision-making authority (as expressly set forth in this Agreement), then the Parties shall resolve the issue using the dispute resolution procedures set forth in Section 15.7 below. Notwithstanding the above, neither the Joint Steering Committee nor BI may make decisions that would otherwise require agreement, approval or consent of a Party as set forth in this Agreement.

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3.4                               Joint Research Committee.

3.4.1                     Members. Within thirty (30) days after the establishment of the Joint Steering Committee, the Joint Steering Committee shall establish the JRC, and BI and Vitae shall each designate an equal number of employees from their respective organizations, up to a maximum total of **** members on the JRC, with a maximum of **** representatives from each Party. Each of BI and Vitae may replace any or all of its representatives on the JRC at any time upon written notice to the other Party. Such representatives shall include individuals who have the relevant experience and expertise for activities included in the Research Plan for the next ****. A Party may designate a substitute employee to temporarily attend and perform the functions of such Party’s designee at any meeting of the JRC. BI and Vitae each may, on advance written notice to the other Party, invite non-member employees of such Party to attend meetings of the JRC. The JRC shall be chaired on an annual rotating basis by a JRC representative of either Vitae or BI, as applicable, with Vitae providing the first such chairperson. The other Party shall appoint a secretary of the JRC, who shall be a representative of such Party and who shall serve for the same annual term as such chairperson.

3.4.2                     Responsibilities. The JRC shall perform the following functions:

(a)                                 Prepare, review and approve the Research Plan on at least an annual basis (the initial Research Plan has been agreed in writing by the Parties prior to the Effective Date and is attached as Exhibit 2 to this Agreement);

(b)                                 On a quarterly rolling basis beginning within **** after the Effective Date, update and amend any Research Plan and review the Research Plan for each Product for the following calendar year so that it can immediately thereafter submit such proposed Research Plan to the Joint Steering Committee for review and approval;

(c)                                  Review and recommend to the Joint Steering Committee any material amendments or modifications to Research Plans;

(d)                                 Review the progress of the Research Collaboration during the previous period, and any reports submitted by the Parties to the JRC;

(e)                                  Review and recommend to the Joint Steering Committee “go/no-go” decisions for the Development of Products and BACE Inhibitors by BI; and

(f)                                   Perform such other responsibilities as may be assigned to the JRC pursuant to this Agreement or as may be mutually agreed upon by the Parties through the Joint Steering Committee from time to time.

3.4.3                     Meetings. The JRC shall meet at least **** during every ****, and more frequently as BI and Vitae mutually agree, on such dates, and at such places and times, as such Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the JRC as a face-to-face meeting within thirty (30) days after the establishment of the JRC. Meetings of the JRC that are held in person shall alternate between the offices of BI and Vitae (with the first such meeting to be held at Vitae’s offices), or such other place as the Parties may agree and such face-to-face meetings shall occur no less than **** per ****. The

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Parties may agree to hold the remaining meetings by means of telecommunications or video conferences.

3.4.4                     Decision-Making. The JRC may make decisions with respect to any subject matter that is subject to the JRC’s responsibility and functions as set forth in Section 3.4.2. Except as set forth below, all decisions of the JRC shall be made by consensus, with the representatives from each Party having one collective vote. If the JRC cannot reach consensus within **** after it has first met and attempted to reach such consensus, the matter shall be referred to the Joint Steering Committee for resolution.

3.4.5                     Start of Development. Notwithstanding the foregoing, BI may decide at its sole discretion to commence Development with any Potential Development Candidate even in the event that such Potential Development Candidate does not fulfill all criteria set forth in the relevant Research Plan. If BI decides to commence Development of a Potential Development Candidate even if such Potential Development Candidate does not fulfill all criteria set forth in the Research Plan, then such Potential Development Candidate shall be deemed a Development Candidate after BI’s decision, and such decision shall trigger the obligation to pay the Development Candidate Selection milestone payment pursuant to Section 9.3.1 or 9.3.3.

3.5                               Joint Development Committee.

3.5.1                     Members. In the event that the Joint Steering Committee establishes the JDC, BI and Vitae shall each designate an equal number of employees in their respective organizations, up to a maximum total of **** members on the JDC, with a maximum of **** employees from each Party. Each of BI and Vitae may replace any or all of its employees on the JDC at any time upon written notice to the other Party. Such employees shall include individuals who have the relevant experience and expertise for activities included in the Development Plan for the next ****. A Party may designate a substitute employee to temporarily attend and perform the functions of such Party’s designee at any meeting of the JDC. BI and Vitae each may, on advance written notice to the other Party, invite non-member employees of such Party to attend meetings of the JDC. The JDC shall be chaired on an annual rotating basis by a JDC representative of either Vitae or BI, as applicable, with BI providing the first such chairperson. The other Party shall appoint a secretary of the JDC, who shall be a representative of such Party and who shall serve for the same annual term as such chairperson.

3.5.2                     Responsibilities. If formed, the JDC shall perform the following functions (otherwise, the Joint Steering Committee shall perform such functions) for both Core and None-Core Indications:

(a)                                 On a **** basis beginning within **** of the commencement of Development activities, discuss any updates and amendments of any Development Plan and monitor the Development Plan for each Product;

(b)                                 Monitor the Development strategy for Products in the Territory;

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(c)                                  Monitor regulatory strategy and activities for Products in accordance with Article 8 of the Agreement;

(d)                                 Discuss “go/no-go” decisions for the Development of Products;

(e)                                  Discuss the status and results of all Studies in respect of Products and other major Development milestones in respect of Products based on the management summary provided by BI;

(f)                                   Discuss labeling goals and strategy; and

(g)                                  Have such other responsibilities as may be assigned to the JDC pursuant to this Agreement or as may be mutually agreed upon by the Parties through the Joint Steering Committee from time to time.

3.5.3                     Meetings. If established, the JDC shall meet at least ****, and more frequently as BI and Vitae mutually agree, on such dates, and at such places and times, as such Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the JDC as a face-to-face meeting within thirty (30) days after the establishment of the JDC. Meetings of the JDC that are held in person shall alternate between the offices of BI and Vitae (with the first such meeting to be held at BI’s offices), or such other place as the Parties may agree. The Parties may agree to hold other meetings by means of telecommunications or video conferences.

3.5.4                     Decision-Making. If established, the JDC may make decisions with respect to any subject matter that is subject to the JDC’s responsibility and functions as set forth in Section 3.5.2. Except as set forth below, all decisions of the JDC shall be made by consensus, with the representatives from each Party having one collective vote. If the JDC cannot reach consensus within **** after it has first met and attempted to reach such consensus, the matter shall be referred to the Joint Steering Committee for resolution.

3.6                               Minutes of Committee Meetings. The secretary of each Committee will finalize definitive minutes of such Committee’s meetings no later than **** after the meeting to which the minutes pertain as follows:

3.6.1                     Distribution of Minutes. Within **** after a meeting, the applicable secretary shall prepare and distribute to all members of such Committee draft minutes of the meeting. Such minutes shall provide a list of any issues yet to be resolved, either within such Committee or through the relevant resolution process.

3.6.2                     Review of Minutes. Members of each Committee shall have **** receiving such draft minutes to provide comments to the secretary of such Committee.

3.6.3                     Discussion of Comments. Upon the expiration of such second **** period, the Parties shall have an additional **** to discuss each other’s comments and finalize the minutes. The chairperson and secretary of such Committee shall

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approve the minutes by signing and dating the minutes or by other means determined by the Committee.

3.7                               Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate in, a Committee.

4.                                      RESEARCH COLLABORATION.

4.1                               General. Under the direction of the JRC, the Parties shall use Diligent Efforts to Research BACE Inhibitors (the “Research Collaboration”) and to recommend that BACE Collaboration Compounds, Potential Development Candidates or BI BACE Compounds meeting certain criteria (agreed upon by the JRC and Joint Steering Committee) be selected for further pre-clinical studies (each a “Development Candidate”) pursuant to Section 4.7.2.

4.2                               Research Plan. The Parties will use Diligent Efforts to conduct the Research Collaboration in accordance with a Research Plan. The Research Plan will set forth (i) the scope of the Research Collaboration and the resources that will be dedicated to the activities contemplated within the scope of the Research Collaboration, (ii) specific objectives for the term of the Research Plan which objectives will be updated or amended, as appropriate, by the JRC and reviewed and approved by the Joint Steering Committee and (iii) cost plan for such activities. The Parties have agreed upon the initial Research Plan, which is attached as Exhibit 2 to this Agreement.

4.3                               Research Term. The Research Collaboration shall commence on the Effective Date and continue for a period of **** (the initial “Research Term”). The Parties may agree to extend the Research Term by extending the Initial Funded Research Period as explained in further detail in Section 9.2.2 below.

4.4                               Records. Each Party agrees to maintain proper records (the “Records”) in respect of its performance of the Research, including the procedures, techniques and methodologies used, the progress made, and any Inventions conceived and/or reduced to practice or otherwise made as part of the Research. During the Research Term, each Party shall upon written request by the other Party, which shall not be unreasonably made, (a) make the Records available for inspection and review by the other Party during normal business hours; and (b) provide copies of the Records or any part(s) thereof to the other Party, as requested by said other Party. As part of keeping the Records, each Party shall ensure that all of its personnel and all of its agents that are involved in the Research will keep accurate laboratory notebooks, which laboratory notebooks: (i) shall be duly signed, dated and witnessed; and (ii) shall be created and maintained in accordance with its standard operating procedures that would be sufficient to allow for said laboratory notebooks to be used in any proceedings before the United States Patent and Trademark Office or US courts, in order to establish the date of invention for any Inventions in accordance with United States patent Laws.

4.5                               Ownership of Compounds. As provided for in the Research Plan, each Party shall make available to the other Party appropriate numbers and amounts of BI BACE Compounds, BACE Collaboration Compounds and other chemical entities synthesized during

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the Research Term under this Agreement. Any chemical entities synthesized by BI or by Third Parties on behalf of BI and/or its Affiliates during the Research Term under this Agreement (the “BI Synthesized Compounds”) shall be owned by BI. Any chemical entities synthesized by Vitae or by Third Parties on behalf of Vitae and/or its Affiliates during the Research Term under this Agreement (the “Vitae Synthesized Compounds”) shall be owned by Vitae. After the end of the Initial Funded Research Period, and subject to BI’s payment of committed research funding payments for such period (including pursuant to Section 14.3.1) any remaining quantities of BI Synthesized Compounds or Vitae Synthesized Compounds not used pursuant to this Agreement shall, upon request of either Party, be (a) split approximately equally between the Parties and (b) be delivered in dimethyl sulfoxide (DMSO) or dry powder form, whichever is available at the time of such request, to the other Party. Each Party shall be free to use said compounds, at its sole discretion without accounting to the other Party. For the avoidance of doubt, (i) the foregoing shall not be deemed to create any license under any Patents of the other Party, and (ii) neither party shall be obligated to re-synthesize any chemical entities in order to satisfy the obligations in (a) and (b) above.

4.6                               Vitae’s Responsibilities.

4.6.1                     FTEs.

(a)                                 Subject to BI’s payment of its research funding obligations set forth in Section 9.2, Vitae shall dedicate a minimum of **** FTEs up to a maximum of **** FTEs. BI acknowledges that any FTEs that Vitae will use to satisfy its FTE obligations under this Agreement may be **** employees based in China provided that no more than an average of **** employees are used to fulfill the minimum FTE requirements during any ****. For avoidance of doubt, Vitae shall determine, in its sole discretion (notwithstanding any other provision in this Agreement), the number of additional FTEs (above ****) that Vitae shall dedicate to the Research Collaboration during the initial **** portion of the Research Term; and neither BI nor the Joint Steering Committee have authority to require Vitae to commit more than the minimum FTE requirement specified above. Vitae shall secure all appropriate covenants, obligations and rights from ****, including, but not limited to, assignment of intellectual property rights in any Invention made by **** to Vitae, confidentiality obligations, and obligations as to the assignment of rights to inventions made by employees of ****, and Third Parties working on **** behalf, to ensure that **** is subject to, and **** can comply with, all of Vitae’s applicable covenants and obligations to BI under this Agreement.

(b)                                 The Parties may extend the Research Term by extending the Initial Funded Research Period as set forth in Section 9.2.2.

(c)                                  Vitae shall have no obligation to provide any FTEs or perform any Research during any unfunded period of the Research Term (including unfunded portions of the extended Research Term), although Vitae may, at its sole discretion, agree to provide FTE resources during such time period in order to advance the Research Collaboration. For avoidance of doubt, during any unfunded period of the Research Term, notwithstanding any

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other provision of this Agreement, Vitae shall have the sole discretion to determine whether it will commit any FTEs and, if it commits such FTEs, how many FTEs it will commit during such time period; and neither BI nor the Joint Steering Committee have authority to require Vitae to commit any FTE resources during such time period.

4.6.2                     Reports. Vitae shall work with BI to provide a report to the JRC at the end of each calendar quarter detailing the progress made on the Research Collaboration by the Parties.

4.6.3                     Vitae’s Activities. Vitae shall use Diligent Efforts to perform all of its Research activities in accordance with the Research Plan and as determined by the JRC.

4.7                               BI’s Responsibilities.

4.7.1                     Potential Development Candidates.

(a)                                 All BACE Collaboration Compounds shall be deemed initially to be Potential Development Candidates until such time that BI decides that any Potential Development Candidate has failed to meet the characteristics and/or properties described in Exhibit 2. After such determination or decision regarding such compound, unless BI decides to nonetheless further develop such compound in accordance with Section 3.4.5, such compound shall no longer be deemed a Potential Development Candidate but rather shall be available to Vitae to select for Development and Commercialization for Non-Core Indications pursuant to the procedure outlined below. The determination of whether a Potential Development Candidate has failed to meet the characteristics and/or properties described in Exhibit 2, as well as BI’s decision on Development Candidate Selection shall not be unreasonably delayed or withheld by BI. For the avoidance of doubt, Vitae may not select any Potential Development Candidates for Development and Commercialization for Non-Core Indications but shall be free to Develop and Commercialize any BACE Collaboration Compound that is not a Potential Development Candidate for Non-Core Indications as set forth in this Agreement.

(b)                                 Notwithstanding the above, Vitae may submit a request for selection of Potential Development Candidates for Non-Core Indications through the Joint Research Committee, subject to the following conditions: (i) Vitae shall notify BI promptly of its request to select such BACE Collaboration Compounds or Potential Development Candidates through the Joint Steering Committee as set forth in Section 3.3.2(k); (ii) such Potential Development Candidate is not actively being tested and progressed toward Development Candidate Selection according to the Preliminary Research Plan as described in Exhibit 2; and (iii) after Vitae’s notification, BI shall have a period of **** to test such BACE Collaboration Compound or Potential Development Candidate for eligibility as Development Candidate. Should BI determine that such BACE Collaboration Compound or Potential Development Candidate is eligible as Development Candidate, it shall continue to be treated as a Potential Development Candidate. However, should BI fail to select such compound as a Development Candidate or backup Development Candidate within **** after said determination and Vitae has selected such compound to Develop or Commercialize for a Non-Core Indication, such compound shall thereafter no longer be considered a Potential Development Candidate, and, notwithstanding anything to the contrary contained in this

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Agreement, BI shall not have any further right to classify such BACE Collaboration Compound as Potential Development Candidate, and Vitae shall be free to Develop and Commercialize such compound for Non-Core Indications.

(c)                                  The Parties understand and agree that BI shall have the final decision-making authority to Develop such Potential Development Candidate, BACE Collaboration Compounds or BI BACE Compounds which BI deems most promising.

(d)                                 Any Potential Development Candidate or BACE Collaboration Compound selected by Vitae for Development and Commercialization in Non-Core Indications shall no longer be deemed a Potential Development Candidate and shall no longer be available to BI for selection as a Development Candidate.

4.7.2                     Development Candidate Selection. BI and Vitae shall use Diligent Efforts to select Potential Development Candidates or BI BACE Compounds that meet the Development Candidate and backup Development Candidate selection criteria agreed upon by the Parties. If (i) Vitae recommends that BI selects a particular Potential Development Candidates, which in Vitae’s reasonable judgment satisfies the Development Candidate selection criteria agreed upon by the Parties, as a Development Candidate, and (ii) BI (a) declines to select such compound as a Development Candidate and (b) fails to select any Potential Development Candidate as a Development Candidate within **** after Vitae’s first Development Candidate recommendation, or has not already selected any Potential Development Candidate as a Development Candidate, then any such Potential Development Candidate(s) rejected by BI as Development Candidates shall each remain a BACE Collaboration Compound and shall no longer be considered a Potential Development Candidate, and Vitae shall have the right (but not the obligation) to pursue Development of such BACE Collaboration Compound(s) at Vitae’s sole expense for Non-Core Indications pursuant to the procedure outlined in Section 4.7.1.

4.7.3                     BI Activities. BI shall use Diligent Efforts to perform all in vivo and preclinical activities in accordance with the Research Plan and as determined by the JRC.

4.7.4                     Funding. BI shall bear the costs and expenses in connection with fulfilling its obligations for the Research Collaboration in accordance with Sections 4.7 and 9.2.

4.7.5                     Reports. BI will work with Vitae to provide a report to the JRC at the end of each calendar quarter detailing the progress made on the Research Collaboration by the Parties. If key clinical or other data are obtained by BI between JRC, JDC or JSC meetings, BI shall promptly report such data to Vitae; and such reports should be substantially contemporaneous with the disclosure of the same data to BI’s senior management.

5.                                      DEVELOPMENT OF PRODUCTS.

5.1                               General. BI shall use Diligent Efforts to Develop Products, and will have sole responsibility for the performance of all Development activities. It is the intention of this Research Collaboration to move a minimum of **** into Development at the earliest opportunity. Without limiting the foregoing,

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BI shall use Diligent Efforts to (i) advance at least **** for Alzheimer’s disease or another Core Indication ready for Phase I Studies; (ii) advance **** through Development in accordance with the stage gates identified in the then current Development Plan for such Product; (iii) efficiently Develop the Products; and (iv) obtain Marketing Authorization Approvals to market the Products in Major Markets (as contemplated in Section 8.2). BI shall use Diligent Efforts to secure the necessary resources and will keep the applicable Committee informed with a summary of the progress of individual Studies and activities relating to Products as part of any changes to Development Plans and timelines. Except as otherwise provided for in this Agreement (i.e., if Vitae exercises its Co-Development Option pursuant to Section 5.4), BI shall bear all costs and expenses associated with Development of Products. The Development Plan (attached as Exhibit 3) may be amended as necessary by BI following consultation with Vitae, provided that any amendments shall be consistent with BI’s Diligent Efforts obligation, including the minimum diligence obligations set forth in Section 5.2.

5.2                               Minimum Diligence. Without limiting the foregoing, BI shall use Diligent Efforts to meet the diligence milestones set forth below (“Milestone Timing”) and to achieve the time periods set forth below for the lead Product/compound (i.e. the compound or Product that is the furthest advanced). For avoidance of doubt, the Milestone Timings shall not apply to the second or any subsequent Products, or the second or any subsequent indications. The Parties anticipate as of the Effective Date that the milestones set forth in Section 5.2.1 could be achieved on time if BI meets its Diligent Efforts obligations.

5.2.1                     Diligence Milestones.

Milestone	Milestone Timing
****	****
****	****
****	****

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5.2.2                     Unforeseen Delays. If BI uses Diligent Efforts to Develop a particular Product, but (i) BI’s results do not support further advancement of the applicable Product; or (ii) BI discontinues Development of a particular Product for a particular Core Indication due to Technical Failure and promptly commences advancement of a back-up Product for the same Core Indication, then the relevant Milestone Timing set forth in Section 5.2.1 shall be extended by a reasonable period of time necessary to perform or re-perform the Development with such Product or back-up Product. For example, ****.

5.2.3                     Obligation to Notify Promptly of Delays. In the event that BI determines that it will likely fail to achieve an applicable milestone with respect to any Product (other than ****) within the applicable Milestone Timing established above, BI shall inform Vitae and use Diligent Efforts to resolve the situation taking into due consideration any recommendation and suggestion of Vitae.

5.3                               Development Decisions/Progress. In conducting Development activities, BI shall consult with the applicable Committee (i.e., JDC or Joint Steering Committee) and shall promptly and comprehensively share a summary of relevant information relating to Development activities with Vitae. In addition, BI shall provide its proposals and suggestions for amending or otherwise modifying the Development Plan (including Development timelines) to Vitae through the applicable Committee. Without limiting the foregoing, BI shall provide to such Committee updates of Development progress and efforts at least ****.

5.4                               Co-Development Option. Vitae shall have the right, but not the obligation, to co-fund the global Development of **** by sharing between **** to **** of all costs of the Phase III Studies for such Product in return for an increased royalty in accordance with Section 9.6.5(b) (the “Co-Development Option”).

5.4.1                     Procedure for Exercise of Option. At least **** prior to Initiation of Phase III Studies for each Product, BI shall provide Vitae with a budget for the estimated Development costs for such Phase III Studies. To exercise its Co-Development Option, Vitae shall notify BI in writing at least **** days prior to the Initiation of Phase III Studies that it is exercising its Co-Development Option; such written notice shall also specify the percentage of expenses that Vitae will be co-funding.

5.4.2                     Reimbursement of Development Costs. If Vitae exercises its Co-Development Option, it shall reimburse BI for Vitae’s specified share of any reasonable Development costs actually incurred by BI in performing such Phase III Studies from the Initiation of such Phase III Studies until the submission of an NDA with the FDA or the EMEA. Vitae shall make its reimbursement payments in arrears on a quarterly basis within **** after receipt of an invoice from BI. For avoidance of doubt, reimbursable Development costs shall also include BI’s internal expenses (such as employees’ salaries or overhead expenses), as determined and calculated in accordance with BI’s normal operating protocols for internal development projects. If actual Development costs for the Phase III Studies exceed BI’s initial budget forecast (provided to Vitae pursuant to Section 5.4.1) by more than ****,

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then Vitae shall have the right to continue to share Development costs in accordance with the original budget (with a corresponding pro rata reduction in the royalty increase Vitae would be entitled to, as set forth in more detail in Section 9.6.5(b)), but shall not prevent or require Vitae to reduce its reimbursement percentage.

5.4.3                     Responsibility for Development. BI shall remain solely responsible for Development and continue to have sole responsibility for all Development activities even if Vitae exercises its Co-Development Option.

6.                                      COMMERCIALIZATION.

6.1                               General. BI shall use Diligent Efforts to Commercialize Products in the Major Markets. No later than **** before the First Commercial Sale of a Product, BI shall prepare and oversee the implementation of an overall commercialization plan (“Commercialization Plan”). BI will present a summary of said Commercialization Plan to the Joint Steering Committee (or the appropriate subcommittee created by the Joint Steering Committee) for such Product.

6.2                               BI Responsibilities. BI shall have the sole right and responsibility for Commercialization of Products for distribution and sale. BI shall bear all costs and expenses associated with the Commercialization of Products. Without limiting the foregoing, BI shall have the sole right and responsibility to perform the following responsibilities:

(a)                                 Receive, accept and fill orders for Products;

(b)                                 Distribute, sell, record sales and collect payments for Products;

(c)                                  Establish and modify the terms and conditions with respect to the sale of Products, including, but not limited to, the price or prices at which Products will be sold, any discount, rebates or other deductions applicable to payments or receivables, and similar matters; and

(d)                                 Record Product sales in its books of account.

6.3                               Promotional Materials, Samples and Labeling.

6.3.1                     Markings. To the extent permitted or required by applicable Law, the package insert for all Products will indicate that the Product has been jointly discovered and developed by “Boehringer Ingelheim” together with Vitae. Labeling of Products shall include all required notices needed to comply with all statutory patent marking requirements and other legal notice requirements or best practices.

6.3.2                     Statements Consistent with Labeling. BI shall ensure that sales representatives detail Products in a fair and balanced manner and consistent with the requirements of all applicable Laws.

6.3.3                     Samples. BI shall ensure that all samples are labeled and distributed in accordance with applicable Law.

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6.4                               **** Reports. BI shall provide the Joint Steering Committee **** with a management summary of the Commercialization activities for Products in reasonable detail sufficient for Vitae to determine (i) whether the Commercialization of Products proceeds in accordance with the relevant Commercialization Plan; and (ii) whether BI has met its Diligent Efforts obligations.

7.                                      MANUFACTURING AND INVENTORIES.

7.1                               Manufacturing. BI shall use Diligent Efforts to manufacture or otherwise obtain supply of the requirements of formulated, packaged and labeled Products for Development and Commercialization, in accordance with all applicable Laws, current Good Manufacturing Practices and this Agreement. BI shall be solely responsible for manufacturing, packaging and labeling of Product.

7.2                               Inventory. BI shall maintain an inventory of Products in accordance with BI’s normal practices with the goal of ensuring fulfillment of global demand for Products.

8.                                      REGULATORY MATTERS.

8.1                               General. BI shall be solely responsible for, and shall use Diligent Efforts in the Major Markets in connection with, the submission of information, communicating with, and seeking Marketing Authorization Approvals from, Governmental Authorities in respect of Products and will keep Vitae informed, through the Joint Steering Committee or applicable subcommittee, of all significant issues arising therefrom.

8.2                               Regulatory Submissions. BI shall also be solely responsible for submission of drug approval applications for Products and will use Diligent Efforts in seeking Marketing Authorization Approval for Products in accordance with this Agreement in the Major Markets and such other countries as BI reasonably determines, following consultation with the applicable Committee. Upon request of BI, Vitae shall provide such reasonable assistance as may be required by BI where liaison between the Parties is, or may be, necessary to enable BI to fulfill its responsibilities hereunder. BI shall be responsible for maintaining the Marketing Authorization Approvals obtained under this Section 8.2, and BI shall solely own all such approvals in the Territory. BI shall be fully responsible for bearing all costs and expenses associated with undertaking and completing said registration activities in the Territory, including, but not limited to, the costs of preparing and prosecuting applications for such Marketing Authorization Approvals and fees payable to regulatory agencies in obtaining and maintaining same.

8.3                               Drug Safety Information. Both Parties shall comply fully with all applicable adverse event reporting recommendations and requirements in all countries where the Parties intend to carry out clinical trials and/or to market the Products and agree to exchange such information as may be necessary to achieve that end and to ensure that both Parties are completely informed regarding adverse events with Products. This includes single case reports, together with an appropriate medical evaluation, as well as aggregate data, such as PSURs required by authorities. Vitae shall provide BI with all information on the safety of BACE Inhibitors which is in Vitae’s possession as of the execution of this Agreement or thereafter. This

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includes all adverse event reports received in the past, published literature and previous actions taken by Vitae or by authorities due to safety issues. The Parties agree that the most effective and efficient method for exchanging safety information is electronically. If electronic transmission capability between the Parties is not possible or is interrupted, other methods for the exchange of safety information such as telefax or courier service will be used. Interruptions to electronic data transfer will be kept to a minimum. The transfer of safety information between the Parties will be made in an electronic format that complies with the ICH Guidance on Data Elements for Transmission of Individual Case Safety Reports. Transmission procedures specified by the ICH Electronic Standards for the Transfer of Regulatory Information (ICH M2) will be used at such time as these come into force as defined either in the Step 5 Consensus Guideline, or by the date on which these standards are required by European authorities or the FDA to be implemented, whichever is the earlier. Both Parties will execute and implement a detailed pharmacovigilance agreement pertaining to Products no later than **** before the earlier of the following events: (i) BI or Vitae is physically and/or legally able to distribute Products in the market, in a clinical trial or for whatever purpose, or (ii) BI or Vitae has a Marketing Authorization Approval, a clinical trial authorization, or has regulatory reporting obligations for any other reason.

8.4                               Recalls or Corrective Action. BI shall have sole responsibility for and shall make all decisions with respect to any recall, market withdrawal or other corrective action related to Products that BI has Commercialized, provided, however, that BI shall to the extent practicable consult Vitae prior to making any such decision and take into account Vitae’s views and interests in making its decision, provided such consultation does not delay or endanger the recall process. BI shall be solely responsible for all costs and expenses associated with such recall, market withdrawal or corrective action, including, but not limited to, all fines, fees and refunds to distributors and other customers unless it can be demonstrated that the recall was caused by any act, omission or breach of this Agreement by Vitae. If BI recalls or withdraws a Product, and BI does not use Diligent Efforts to reintroduce such Product, after the initial recall or withdrawal, then upon written notice to BI, Vitae shall have the right, but not the obligation, to terminate this Agreement with respect to such Product in any market in which such Product was recalled or withdrawn; and such Product shall be deemed a Terminated Product.

8.5                               Events Affecting Integrity or Reputation. During the Term, the Parties shall notify each other immediately of any circumstances of which they are aware and which could impair the integrity and reputation of Products or if a Party is threatened by or becomes aware of unlawful activity in relation to Products, including, but not limited to, deliberate tampering with or contamination of Products. In any such circumstances, the Parties shall use Diligent Efforts to limit any damage to the Parties and/or to Products. The Parties shall bring the matter to the attention of the other Party at the next Joint Steering Committee meeting to discuss and resolve such circumstances.

9.                          FINANCIAL PROVISIONS.

In consideration of the contributions and activities of Vitae under this Agreement and the rights granted by Vitae to BI hereunder, particularly the licenses set forth in Article 2 above, BI agrees to make the following payments as set forth in this Article 9:

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9.1                               Execution Payment. Within **** of (i) receipt of a written invoice, which shall be provided as soon as practicable after the Effective Date, and (ii) after BI’s receipt of a duly signed original of the Agreement, BI shall pay to Vitae a non-creditable, non-refundable amount of fifteen million dollars (US$15,000,000).

9.2                               Research Funding.

9.2.1                     Initial Research Collaboration. During the initial **** of the Research Term (the “Initial Funded Research Period”), BI shall pay Vitae one million twenty thousand dollars (US$1,020,000) per quarter. This research funding payment is based on an FTE rate of **** per FTE multiplied by **** FTEs per year. The installments shall be paid at the beginning of each calendar quarter provided that Vitae has provided a written invoice at least **** days prior to that date. Vitae shall also provide a quarterly report setting forth the number of FTEs assigned to work on the Research Collaboration over the previous quarter.

9.2.2                     Research Collaboration Extension. The Parties may agree to extend the Research Collaboration by extending the Initial Funded Research Period. BI shall notify Vitae in writing at least **** days prior to the end of the Initial Funded Research Period (including any extensions) as to whether BI desires to continue funding Vitae FTEs, as well as the number of FTEs that BI intends to fund during the extended Initial Funded Research Period. Vitae shall notify BI whether Vitae agrees to BI’s proposed extension within **** after receipt of BI’s written notification. The applicable FTE rate shall be equal to the original FTE rate of **** adjusted for inflation based on the increase in the Biomedical Research and Development Price Index (as determined by the Bureau of Economic Analysis (BEA), United States Department of Commerce), or successor index, over the applicable time period. If the Initial Funded Research Period is extended, the Research Term shall be extended by the same time period. For example, if the Parties agree to extend the Initial Funded Research Period by ****, then the Research Term shall likewise be extended for **** for all purposes under this Agreement.

9.2.3                     Other Expenses. BI shall reimburse Vitae for all out-of-pocket expenses reasonably incurred by Vitae for external studies and other out-of-pocket non-FTE costs and expenses reasonably incurred as directed by the applicable Committee or specified in the applicable Research Plan (such as, for example, external in vivo studies), provided that such studies have been agreed beforehand with BI.

9.3                               Development and Regulatory Milestone Payments. In the event BI achieves a Development or regulatory milestone specified below with respect to a BACE Collaboration Compound or BI BACE Compound, BI shall promptly, but in no event more than **** after the achievement of each such milestone, notify Vitae in writing of the achievement of such milestone. BI shall pay to Vitae the non-refundable, non-creditable milestone payments as specified below within **** days of receipt of a written invoice to be provide by Vitae as soon as practicable following achievement of the particular milestone. Notwithstanding the foregoing, if one or more Development milestones with respect to a particular Product does not occur, but a later Development milestone for the same Product is achieved, then all previous Development milestones for which the applicable milestone

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payments have not been made shall be paid at the time of achievement of such subsequent Development milestone. The full milestone payments shall be payable only once for the first Product to reach the applicable milestone. All milestone payments will apply whether Products are Developed and Commercialized as single or combination products.

9.3.1                     Development Milestones.

Development Milestones	Amount
****	****
****	****
****	****
****	****
****	****

9.3.2                     Regulatory Milestones.

Regulatory Milestones	Amount
****	****
****	****
****	****
****	****
****	****
****	****

9.3.3                     Second and Subsequent Products. The milestone payments set forth in Sections 9.3.1 and 9.3.2 shall be payable only once upon the first occurrence of a Product to reach each such milestone. Milestone payments for the second and for each subsequent Product to reach each milestone shall be equal to fifty percent (50%) of the corresponding milestone payments set forth in Sections 9.3.1 and 9.3.2.

9.3.4                     Second and Subsequent Core Indications. In addition to the milestone payments specified above upon achievement of the milestone for the first Core Indication for each Product, BI shall pay milestone payments equal to fifty (50%) of the regulatory milestone payments set forth in Section 9.3.2 for the second separate non-dementia-related indication for each Product, but not for label extensions to a Core Indication.

9.4                               Commercialization Milestone Payments. In the event that BI achieves a Commercialization milestone, BI shall promptly, but in no event more than ****after the end of the calendar quarter in which the achievement of each such milestone occurred notify Vitae of the achievement such event. The following non-refundable, non-creditable milestone payments will be payable one time only for the first Product to reach such milestone and will apply to such Product across all indications. “Annual Net Sales” shall mean the cumulative, total worldwide Net Sales of a given Product in a given calendar year.

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9.4.1                     Commercialization Milestones.

Commercialization Milestones	Amount
Upon reaching ****	****
Upon reaching ****	****
Upon reaching ****	****

9.4.2                     Second and Subsequent Products. The milestone payments set forth in Section 9.4.1 shall be payable only once upon the first occurrence of a Product to reach each such milestone. Milestone payments for the second and each subsequent Product to reach each applicable milestone shall be equal to fifty percent (50%) of the corresponding milestone payments set forth in Section 9.4.1.

9.5                               Requirements for Invoices. All invoices provided by Vitae shall fulfill the requirements set forth in Exhibit 7.

9.6                               Royalties.

9.6.1                     Net Sales Royalties. BI will make royalty payments based on Net Sales, on a Product-by-Product and country-by-country basis, from the date of the First Commercial Sale of each Product in each country until the expiration of the Royalty Term. Such royalty payments shall be calculated based on year-to-date annual, aggregate, worldwide, Annual Net Sales of each Product (on a Product-by-Product basis), applying the tiered royalty rate shown below:

Annual Net Sales	Royalty
Annual Net Sales up to and including ****	****
Annual Net Sales between **** and ****	****
Annual Net Sales between **** and ****	****
Annual Net Sales over ****	****

For avoidance of doubt, the following example shall illustrate the royalty payment calculation: Royalties on aggregate Net Sales of any Product in the Territory in a Calendar Year shall be paid at the rate applicable to the portion of Net Sales within each of the Net Sales levels during such Calendar Year. For example, if, during a Calendar Year, Net Sales of a particular Product were equal to ****, then the royalties payable would be calculated by adding (i) the royalties with respect to the first **** at the first-level percentage of ****; and (ii) the royalties with respect to the next **** at the second-level percentage of ****, for a total royalty of ****.

9.6.2                     Timing of Royalty Payments. BI shall make all royalty payments within **** following the end of each calendar quarter for Net Sales from the previous calendar quarter.

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9.6.3                     Bundling. In the event that a Product is included as a “bundle” of products and/or services, BI may discount the bona fide list price of a Product by no more than the average percentage discount of all products in a particular “bundle,” calculated as ****

9.6.4                     Royalties on Combination Products. In the event that a Product is sold as a co-packaged product or in combination with other active, therapeutic components (“Other Product”) for a single price (“Combination Product”), then the royalty payments due on the Net Sales of the Combination Product will be adjusted as follows:

(a)                                 If the Product and the Other Product are sold separately, the royalty payments due on the Net Sales of the Combination Product shall be equal to ****.

(b)                                 If the Product and the Other Product are sold separately, but the mean gross selling price of the Other Product cannot be determined, the royalty payments due on the Net Sales of the Combination Product shall be equal to ****.

(c)                                  If the Product and the Other Product are sold separately, but the mean gross selling price of the Product cannot be determined, the royalty payments due on the Net Sales of the Combination Product shall be equal to ****.

(d)                                 If the Product and the Other Product are sold separately, but the mean gross selling price of neither the Product nor the Other Product can be determined, Net Sales of the Product shall be equal to ****. If the Parties are unable to agree upon such a ****, the dispute shall be resolved by arbitration pursuant to Section 15.7.

(e)                                  The **** for a Product or Other Product shall be calculated for each country, once each calendar year, by dividing ****. In the initial ****, a forecasted **** shall be used for the Product or Other Product, if no relevant sales occurred in the previous ****. Any over or under payment due to a difference between forecasted and actual **** will be paid or credited in the first royalty payment of the following ****.

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9.6.5                     Royalty Adjustments.

(a)                                 Generic Competition. The royalty payment due to Vitae (as set forth in Section 9.6.1) for sales of a particular Product in a particular country shall be reduced by **** during any calendar quarter in which such Product faces Generic Competition. “Generic Competition” means and shall be deemed to exist in a particular country in the Territory during a given calendar quarter with respect to a particular Product if during such calendar quarter, one or more Generic Products (other than a Generic Product sold by BI or its Affiliates or by a sublicensee under a license granted by BI or its Affiliate) were sold commercially in such country, and the Generic Products in the aggregate have a market share of **** or more in that country (as measured by units sold based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably agreed upon by Vitae and BI). If no data is commercially available, then the Parties shall agree upon a methodology for estimating the percentage unit-based market share of Generic Products in such country.

(b)                                 Co-Development Option. If Vitae exercises its Co-Development Option with respect to a Product pursuant to Section 5.4, Vitae shall be entitled to an increased royalty rate for such Product as follows. The applicable royalty rate from the table in Section 9.6.1 shall be increased by **** per **** of Phase III Study Development costs shared by Vitae. For example, if Vitae shares in **** of the Development costs for the Phase III Study for such Product, then the applicable royalty rate for each tier shall increase by **** (i.e., a **** royalty rate shall become ****). If Vitae co-funds less than **** of the Development costs for the Phase III Study because actual expenses exceeded BI’s budget forecast by more than ****, then Vitae shall still be entitled to an upward adjustment in the applicable royalty rate based on its percentage share of actual Development costs for the Phase III Study (in accordance with the formula set forth in this Section 9.6.5(b)). For example, if Vitae ultimately shares in **** of the actual Phase III Study Development costs, then the applicable royalty rate for each tier shall increase by **** (i.e., **** royalty rate shall become ****).

9.7                               Net Sales Report. Within **** following the end of each calendar quarter, BI shall submit to Vitae a written report setting forth Net Sales in the Territory on a country-by-country and Product-by-Product basis during such calendar quarter and year-to-date, total royalty payments due Vitae in respect of Products and Combination Products, and information supporting the calculation of Net Sales of Products (“Net Sales Report”).

9.8                               Third Party Royalties. BI shall be solely responsible for all royalties, milestone payments, fees or other amounts due to any Third Parties with respect to any intellectual property Covering a Product or otherwise necessary or useful for the Development and/or Commercialization of a Product or for conducting the Research Collaboration (“Third Party IP”); except that, BI shall be entitled to deduct from royalties owed to Vitae pursuant to Section 9.6.1 (a) all payments made by BI to any Third Party that are owed pursuant to any license agreement, settlement or award or judgment (including but not limited to damages) with or to a Third Party for Third Party IP (each, a “Third Party Payment”) to the extent such Third Party Payment obligation is based directly on or arises solely as a result of Vitae’s activities conducted prior to the Effective Date in developing or identifying compounds, and (b)

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**** of any Third Party Payment obligation that is based directly on or arises solely as a result of Vitae’s conduct of the Research Collaboration during the Initial Funded Research Period. In no event shall BI be entitled to reduce (i) the amount of any individual royalty payment owed to Vitae by deducting any payment made to any Third Party in accordance with this Section 9.8 by more than ****, or (ii) the royalties owed to Vitae by the amount of any Third Party Payments for which Vitae indemnifies BI pursuant to Section 12.2. For the sake of clarity, the Parties acknowledge and agree that any Third Party IP claim or Third Party Payment which is based on or arises out of any activities undertaken by the Parties after the Effective Date that infringe or misappropriate the intellectual property rights of Third Parties in connection with the Research, Development or Commercialization of any compounds that were developed or identified by Vitae prior to the Effective Date shall not be deemed to be based on or arise solely as a result of Vitae’s activities for purposes of Section 9.8(a) above.

9.9                               Multiple Royalties. No multiple royalties shall be payable because a Product, its manufacture, use or sale is or shall be Covered by more than one Valid Claim of a Vitae Patent, BI Patent or Joint Patent.

9.10                        Equity Investment. Contemporaneous with the execution of this Agreement, the BI Group shall make an equity investment in Vitae of fifteen million dollars (US$15,000,000) pursuant to an amendment to the Series D Preferred Stock Purchase Agreement by and among Vitae and the BI Group dated as of October 2, 2007, (the “October 2007 SPA”) substantially in the form of the amendment attached as Exhibit 6.

9.11                        Payment Terms.

9.11.1              All sums due to Vitae shall be payable in United States dollars by bank wire transfer in immediately available funds to such bank account(s) as Vitae shall designate.

9.11.2              Except as otherwise set forth herein, all other payments due hereunder shall be paid within **** following receipt of Vitae’s invoice.

9.12                        Currency. When Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Products were sold and then converted into equivalent United States funds. The exchange rate will be the rate published by the European Central Bank, Frankfurt am Main, Germany, on the last business day of each calendar quarter in which such royalties accrued.

9.13                        Financial Standards. All financial terms and standards (including any calculation of Net Sales, Development costs and financial payments due under this Agreement) shall be governed by and determined in accordance with normally accepted accounting principles (more specifically, the German Handelsgesetzbuch or HGB) and shall be consistent with BI’s audited consolidated financial statements. Notwithstanding the above and notwithstanding the requirements or principles of the HGB, Net Sales shall be calculated in accordance with the formula specified in Section 1.73, and no deductions shall be allowed other than the deductions specifically enumerated in Section 1.73. For avoidance of doubt, there shall be no deduction from Net Sales for bad debt allowances or bad debt expenses.

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9.14                        Late Payments. Any payment that is not paid within **** of the date such payment is due under this Agreement shall bear interest, to the extent permitted by applicable Law, at an annual rate equal to the **** for the first date on which payment was delinquent and calculated on the number of days such payment is overdue.

9.15                        Tax Withholding, Financial Records and Audits.

9.15.1              Tax Withholding. If laws or regulations require BI to withhold any taxes from royalty or advance payments made to Vitae under this Agreement, then such taxes shall be deducted by BI as required by law from such remittable royalty, milestone, FTE or similar payments and shall be paid by BI to the proper tax authorities. Official receipts of payment of any withholding tax shall be secured and sent to Vitae as evidence of such payment. The Parties shall exercise their best efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any relevant tax treaty.

9.15.2              Financial Records and Audits. BI shall keep accurate and complete records of all financial information needed to calculate Net Sales and/or any payments due to Vitae under this Agreement, including, but not limited to, all such records for the BI Group. BI shall retain records relating to Net Sales and/or any payments made to Vitae during the **** preceding ****. At Vitae’s request such records shall be made available for inspection, review and audit, during normal business hours and with reasonable advance notice to BI, by an independent certified public accountant, or the local equivalent, appointed by Vitae and reasonably acceptable to BI for the purpose of verifying the accuracy of the BI Group’s accounting reports and payments pursuant to this Agreement and report to Vitae the findings (but not the underlying data) of said examination of records as are necessary to evidence that BI has complied with its payment and other financial obligations under Article 9 of this Agreement. A copy of any report provided to Vitae by the accountant shall be given concurrently to BI. Vitae may perform such an audit no more than once per calendar year. Vitae shall be responsible for all costs and expenses incurred in performing any such audit unless the audit discloses at least a **** shortfall, in which case BI shall bear the full cost of the audit. Vitae shall be entitled to recover any shortfall in payments as determined by such audit, plus interest thereon, calculated in accordance with Section 9.14. If said examination of records reveals any overpayment(s) of royalties, then Vitae shall credit the amount overpaid against BI’s future royalty payment(s).

10.                               CONFIDENTIAL INFORMATION.

10.1                        Definition. “Confidential Information” means confidential or proprietary information, data or know-how, whether provided in written, oral, visual or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including, but not limited to, the terms of this Agreement and information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, including, but not limited to BI Know-How, Vitae Know-How and Joint Know-how, as applicable. Confidential Information shall not include any such information that: (i) is already known to the Receiving Party or its Affiliates (other than under an obligation of confidentiality) at the time of disclosure (as evidenced by written records of the

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Receiving Party); (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party or its Affiliates; (iii) is disclosed to the Receiving Party or its Affiliates by a Third Party who had no separate nondisclosure obligation in respect of such information; or (iv) is independently discovered or developed by or on behalf of the Receiving Party or its Affiliates without the use of the Confidential Information of the Disclosing Party (as evidenced by written records of the Receiving Party). The terms of this Agreement shall be deemed Confidential Information of each Party. The Parties agree that with respect to the Vitae Intellectual Property Vitae shall be deemed the Disclosing Party, and with respect to BI Intellectual Property BI shall be deemed the Disclosing Party. With respect to Joint Intellectual Property, both Parties are deemed the Receiving Party.

10.2                        Confidentiality. The Receiving Party shall keep in confidence all Confidential Information of the Disclosing Party with the same degree of care it employs to maintain the confidentiality of its own Confidential Information, but no less than a reasonable degree of care. The Receiving Party shall not use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its own and its Affiliates’ employees, agents, sublicensees and subcontractors who have a need to know such Confidential Information to implement the terms of this Agreement. A Receiving Party shall advise any employee, agent, sublicensees and subcontractors who receives Confidential Information of such obligations, and the Receiving Party shall ensure (through enforcement of written agreements or otherwise) that all such employees, agents, sublicensees and subcontractors comply with such obligations as if they had been a Party hereto. The Receiving Party will be liable for breach of this Article 10 by any of its employees, agents, sublicensees and subcontractors.

10.3                        Permitted Disclosure and Use. The Receiving Party shall have the right to disclose Confidential Information if, (i) in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is required by any applicable Laws (including the rules of any stock exchange), provided that the Receiving Party gives adequate prior notice of such disclosure to the Disclosing Party and the Receiving Party seeks confidential treatment of such Confidential Information to the maximum extent permitted by the relevant Governmental Authority; or (ii) a court, tribunal, administrative agency or other Governmental Authority orders such disclosure, provided that the Receiving Party gives adequate prior notice of such disclosure to the Disclosing Party to permit the Disclosing Party to intervene and to request protective orders or other confidential treatment. The Receiving Party will cooperate reasonably with any such efforts by the Disclosing Party. Furthermore, notwithstanding any other provision of this Agreement, Vitae may disclose Confidential Information as necessary in connection with any financing, merger or similar transaction, subject to confidentiality, or as necessary to obtain legal or financial advice from its attorneys, accountants and legal or financial advisors, provided, however, that Vitae shall limit such disclosure to the extent possible including the provision of redacted documents. The Parties shall also be permitted to make disclosures consistent with, and pursuant to, Sections 15.1 (Publications) and 15.2 (Public Announcements).

10.4                        Return. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents or other media containing Confidential Information of the Disclosing Party with the exception of one (1) copy for the sole purpose of monitoring and documenting the confidentiality obligations hereunder.

10.5                        Remedies. Money damages will not be an adequate remedy if this Article 10 is breached and, therefore, either Party may, in addition to any other legal or equitable remedies, seek an injunction or other equitable relief against such breach or threatened breach without the necessity of posting any bond or surety.

10.6                        Survival. This Article 10 shall survive the expiration or termination of this Agreement for a period of ****.

10.7                        Internet Mail Encryption. The Parties undertake to protect Confidential Information (including but not limited to patent-related, scientific or technical information) against unauthorized access by Third Parties. If Confidential Information is communicated via internet mail, use of internet mail encryption technology is compulsory (for direct communication between the parties, BI provides for a suitable technology at **** free of charge).

11.                               REPRESENTATIONS AND WARRANTIES.

11.1                        Mutual Representations and Warranties. Vitae and BI each represents and warrants to the other as of the Effective Date:

11.1.1              Such Party (i) is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (ii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; and (iii) has or will obtain all necessary licenses, permits, consents, or approvals from or by, and has made or will make all necessary notices to, all Governmental Authorities having jurisdiction over such Party, required for performance of this Agreement;

11.1.2              The execution, delivery and performance of this Agreement by such Party (i) are within the corporate power of such Party; (ii) have been duly authorized by all necessary or proper corporate action; (iii) do not conflict with any provision of the organizational documents of such Party; (iv) will not, to the best of such Party’s knowledge, violate any Laws or any order or decree of any court or Governmental Authority; and (v) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Party is a party, or by which such Party is bound;

11.1.3              This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms;

11.1.4              No governmental authorization, consent, approval except Marketing Authorization Approvals, license, registration, filing or exemption therefrom with any court or other Governmental Authority is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection therewith; and

11.1.5              Neither such Party nor, to the best of either Party’s knowledge, any of its employees has been debarred by the FDA (or similar action by the EMEA), or subject

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to an FDA debarment investigation or proceeding (or similar proceeding of EMEA) for any reason.

11.2                        BI Representations, Warranties and Covenants. BI represents, warrants and covenants to Vitae as of the Effective Date:

11.2.1              BI has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of this collaboration, and BI has entered into this Agreement based on its own independent due diligence investigation and evaluation;

11.2.2              Neither BI nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of BI’s rights granted under this Agreement;

11.2.3              Exhibit 5 is a complete and accurate list of the BI BACE Compounds as of the Effective Date;

11.2.4              BI is the sole and exclusive owner of or has obtained exclusive licenses to the BI Patents and BI Know-How;

11.2.5              BI (i) has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in BI Patents, or any component of the BI Know-How, and (ii) there is no Patent owned or controlled by BI, other than the BI Patent rights, in case of either (i) or (ii), that would prevent Vitae and/or the BI Group and subcontractors from Researching, Developing and/or Commercializing Products as set forth herein, and from exploiting its rights granted under Section 2.1;

11.2.6              BI has disclosed to Vitae any Patent or intellectual property right relating to BI BACE Compounds and controlled by a Third Party that, to the actual knowledge of BI, would be infringed or misappropriated by Vitae’s exercise of the rights licensed to Vitae pursuant to Section 2.1.2(a) of this Agreement;

11.2.7              To BI’s knowledge, there are no claims, judgments or settlements against, pending with respect to BI Patents or any component of BI Know-How, and BI has not received written notice that any such claims, judgments or settlements are threatened; and

11.2.8              BI is not currently a party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

11.2.9                          BI shall secure all appropriate covenants, obligations and rights from each subcontractor (or sublicensee specifically contracted by BI to perform work related to this Agreement on BI’s behalf), including, but not limited to, licenses, intellectual property rights and confidentiality obligations necessary to ensure (a) that BI possesses, controls or otherwise has sublicenseable rights to all intellectual property generated by sublicensees and subcontractors performing work related to this Agreement that are necessary for, or relevant to Vitae to perform its obligations or exercise its rights under this Agreement or that Cover the Development and Commercialization, including the making, having made, use, offer for sale, sale or importation of a Product or BACE Inhibitor and (b) BI can comply with its covenants and obligations to Vitae under this Agreement.

11.3                        Vitae Representations and Warranties. Vitae represents and warrants to BI as of the Effective Date:

11.3.1              Vitae has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of this collaboration, and Vitae has entered into this Agreement based on its own independent assessment and evaluation;

11.3.2              Vitae has furnished BI with all material information that is in Vitae’s possession and was requested by BI concerning Vitae’s BACE Inhibitor program, and, to Vitae’s knowledge, such information is accurate and complete in all material respects.

11.3.3              Neither Vitae nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any Person obtaining any interest in, or that would give to any Person any right to assert any claim in or with respect to, any of Vitae’s rights granted under this Agreement;

11.3.4              Vitae is not currently a party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

11.3.5              All of the Vitae Patents listed on Exhibit 1 are pending and have not been abandoned as of the Effective Date;

11.3.6              Vitae is the sole and exclusive owner of, or has obtained exclusive licenses to, the Vitae Patents and Vitae Know-How;

11.3.7              Vitae (i) has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Vitae Intellectual Property that would prevent Vitae and/or the BI Group and subcontractors from Researching, Developing and/or Commercializing Products as set forth herein, and from exploiting its rights granted under Section 2.1; and (ii) there is no intellectual property right, in particular no Patent, owned or controlled by Vitae or its Affiliates (except an Acquiring Entity), other than the Vitae Intellectual Property, that would prevent Vitae and/or the BI Group and subcontractors from Researching, Developing and/or Commercializing Products as set forth herein, and from exploiting its rights granted under Section 2.1. Should there, nevertheless, exist any such intellectual property rights owned or controlled by Vitae or Vitae’s Affiliates (except an Acquiring Entity) on or after the Effective Date, Vitae shall, and ensure that its Affiliates (except an Acquiring Entity) shall, then grant to BI free of additional charge and in accordance with the terms of this Agreement a non-exclusive license under such intellectual property rights in such a manner that BI, its Affiliates and sublicensees and subcontractors (as set forth in Section 2.2.1) may continue to exercise its rights granted hereunder, in particular, its right to Research, Develop and Commercialize the Potential Development Candidates, Development Candidates and Products without any interruption or restraint from Vitae or its Affiliates (except an Acquiring Entity); provided, however, that with respect to Patents licensed to Vitae and/or its Affiliates (except an Acquiring Entity), such license requirement will apply only to such extent that Vitae and/or its Affiliates (except an Acquiring Entity), as applicable, has the right to sublicense their respective rights in and to such Patents to BI, its Affiliates and sublicensees and subcontractors, without payment of additional consideration to their respective licensors (unless BI agrees to pay such additional consideration).

11.3.8              Vitae has disclosed to BI any Patents or intellectual property rights controlled by a Third Party that, to the actual knowledge of Vitae, (a) would be infringed or misappropriated by BI’s exercise of the rights granted to BI by Vitae under this Agreement or (b) could materially conflict with and prevent any activities to be carried out by or on behalf of Vitae pursuant to the Research Plan; and

11.3.9              There are no claims, judgments or settlements against, pending with respect to the Vitae Patents or any component of Vitae Know-How; and Vitae has not received written notice that any such claims, judgments or settlements are threatened, and, to Vitae’s knowledge, there are no such claims, judgments or settlements are threatened.

11.3.10                   Vitae is not currently a party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

11.3.11                   In the course of performing its obligations under the Research Plan, Vitae shall not materially deviate from the Research Plan as updated from time to time by the JRC or as otherwise mutually agreed between the Parties.

11.3.12                   Vitae shall secure all appropriate covenants, obligations and rights from each subcontractor (or sublicensee specifically contracted by Vitae to perform work related to this Agreement on Vitae’s behalf), including, but not limited to, licenses, intellectual property rights and confidentiality obligations necessary to ensure (a) that Vitae possesses, controls or otherwise has sublicenseable rights to all intellectual property generated by sublicensees and subcontractors performing work related to this Agreement that are necessary for, or relevant to BI to perform its obligations or exercise its rights under this Agreement or that Cover the Development and Commercialization, including the making, having made, use, offer for sale, sale or importation of a Product or BACE Inhibitor and (b) Vitae can comply with its covenants and obligations to BI under this Agreement.

11.4                        Disclaimer of Warranty. Except for Sections 11.1, 11.2 and 11.3, nothing in this Agreement shall be construed as a representation or warranty by either Party (i) that any Product made, used, sold or otherwise disposed of under this Agreement is or will be free from infringement of patents, copyrights, trademarks or other intellectual property rights of any Third Party; (ii) regarding the effectiveness, value, safety, non-toxicity or patentability of any technology, Products or any results provided by either Party pursuant to this Agreement; or (iii) that any Product will obtain Marketing Authorization Approval. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES AND EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY

OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE.

12.                               INDEMNIFICATION.

12.1                        Indemnification by BI. Subject to Section 12.3, BI shall defend, indemnify and hold harmless Vitae and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (i) BI’s negligence or willful misconduct in performing any of its obligations under this Agreement, (ii) breach by BI of any of its representations, warranties, covenants or agreements under this Agreement, or (iii) the Development, Commercialization, manufacture, use, handling, storage, marketing, sale, distribution or other disposition of Products by BI, its Affiliates, agents, subcontractors or sublicensees, except to the extent as set forth in Section 12.2.

12.2                        Indemnification by Vitae. Subject to Section 12.3, Vitae shall defend, indemnify and hold harmless BI and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (i) Vitae’s negligence or willful misconduct in performing any of its obligations under this Agreement, (ii) breach by Vitae of any of its representations, warranties, covenants or agreements under this Agreement, or (iii) the Development, Commercialization, manufacture, use, handling, storage, marketing, sale, distribution or other disposition of Non-Core BACE Inhibitors or Products by Vitae, its Affiliates, agents, subcontractors or sublicensees, except to the extent as set forth in Section 12.1.

12.3                        Procedure for Indemnification.

12.3.1              Notice. Each Party (“Indemnified Party”) will notify promptly the other Party (“Indemnifying Party”) in writing if it becomes aware of a Claim (actual or potential) by any Third Party or any proceeding (including any investigation by a Governmental Authority) (“Third Party Claim”) for which indemnification may be sought and will give such related information as the Indemnifying Party shall reasonably request.

12.3.2              Defense of Claim. The Indemnifying Party shall defend or control the defense of Third Party Claims. The Indemnifying Party shall be responsible for satisfying and discharging any award made to or settlement reached with the Third Party pursuant to the terms of this Agreement. The Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the reasonable fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party, at its sole expense, shall have the right to retain its own counsel. Neither Party shall settle any Third Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, refused, conditioned or delayed. The Indemnified Party shall cooperate in all reasonable respects in the defense of such Third Party Claim, as requested by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the

Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any such Third Party Claim, unless such settlement includes an unconditional release of the Indemnified Party from all liability on such Claims.

12.4                        Insurance. During the Term of this Agreement, the Parties shall obtain and maintain at their sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of the Development and Commercialization of any Product and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry and appropriate to cover each Party’s indemnification obligations hereunder.

13.                               PATENTS.

13.1                        Ownership of Inventions.

13.1.1              Each Party shall promptly disclose to the other Party all Inventions made under the Agreement during the Term. Each Party shall own all right, title and interest in and to any Inventions invented solely by such Party. Each Party shall own a **** undivided interest in all Joint Inventions. Except as expressly provided in this Agreement and subject to any restrictions therein, each joint owner may make, sell, use, license, assign, mortgage or keep such Joint Inventions, and otherwise undertake all activities a sole owner might undertake with respect to such inventions, discoveries and know-how, with the consent of and without accounting to the other joint owner, provided that (a) such consent shall not be unreasonably withheld, and (b) any such assignment, license or other disposition or use (i) shall at all times be and remain subject to the grants of rights and accompanying conditions and obligations with respect thereto under this Agreement, and (ii) allow the Parties to exercise their rights and perform their obligations under this Agreement, in particular to Research, Develop and Commercialize Products in at least the same scope as prior to such assignment, license or other such disposition. Inventorship for Inventions, including Joint Inventions, shall be determined in accordance with the patent laws of the United States (Title 35, United States Code).

13.1.2              Upon ****, such Vitae Patent(s) filed after the Effective Date and which Cover(s) the composition of matter for such Development Candidate shall be jointly owned by the Parties. In addition, Vitae shall provide BI with copies of all related Patent documentation (i.e., all search reports, correspondence with the competent patent offices and other documents relating to the prosecution or maintenance of such Vitae Patents). Vitae shall assign, transfer and convey, also on behalf of its Affiliates, on the condition precedent of **** (“Assignment Date”) to BI co-ownership rights in such Vitae Patent(s) in all countries, in particular the right to be named and entered into national and regional patent registers as co-owner of said Vitae Patent(s). Vitae shall perform all acts necessary to vest joint ownership in BI in said Vitae Patents, including execution and delivery of all declarations, certificates and other documents, and entry into additional agreements with BI, if necessary. If it is necessary to obtain the consent of a lender to Vitae (the “Lender”) to effect a valid assignment to BI pursuant to this Section 13.1.2 and Vitae determines that it will not be able to obtain such consent from the Lender as of the Assignment Date, then Vitae will do all acts necessary to effect the

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aforementioned assignment, including paying to the Lender the full amount of any outstanding loans made to Vitae, thereby terminating its agreement with the Lender, prior to the Assignment Date. In the event that (i) it is necessary to obtain such consent for the aforementioned purpose and Vitae has not obtained such consent upon Assignment Date, or (ii) Vitae has not performed all necessary acts for giving the effect of the assignment upon Assignment Date at the latest, then BI shall be entitled to make any outstanding payments hereunder directly to the Lender and deduct such amounts from any royalties or milestone payments due hereunder in order to satisfy any outstanding loans of Vitae vis-à-vis the Lender.

(a)                                 Vitae shall inform BI in writing after co-ownership in said Vitae Patents has been established in a valid manner. Upon assignment of said co-ownership rights, such Vitae Patent(s) shall be deemed and treated as Joint Patent(s).

(b)                                 Any costs, expenses or other fees incurred pursuant to this Section 13.1.2, in particular any governmental, notarization, legalization or official fees, for or in connection with the transfer and assignment of the co-ownership rights in said Vitae Patent(s) and the transfer of any related Patent documentation shall be reimbursed by BI within **** after receipt of an invoice (detailing value added tax separately) and proper documentation for such fees.

(c)                                  For avoidance of doubt, Vitae shall be required to assign co-ownership rights to only those Vitae Patents which have been filed after the Effective Date and Cover(s) the composition of matter for such Development Candidate. In the event that no Joint Patent Covering the composition of matter for such Development Candidate will be filed after the Effective Date, to the extent legally possible, a divisional, continuation or similar continuing application covering such Development Candidate shall be filed and shall be jointly owned by the Parties. In the event that BI decides to abandon, restrict or otherwise remove any claims in a Vitae Patent assigned to BI, BI shall assist Vitae in filing any divisional, continuation or similar continuing application with respect to such abandoned, restricted or removed claims, as applicable, and any such divisional, continuation or similar continuing application shall be solely owned by Vitae and, if such divisional, continuation or similar continuing application no longer Covers a Development Candidate and BI notifies Vitae in writing that it wishes to exclude such application from the license granted in Section 2.1.1, Vitae shall bear all costs for such application and such application shall not be subject to the license in Section 2.1.1.

13.2                        Prosecution and Maintenance of Patents. During the Term of this Agreement, except as otherwise set forth in this Section 13, Vitae and BI shall closely cooperate in filing, prosecuting and maintaining the Vitae Patents and the Joint Patents using mutually agreed upon Patent Counsel. In the event that an Invention is made solely by one Party and patent filings for such Invention may result in a conflict with actual or intended patent filings of the other Party with respect to the same or a similar Invention, the Parties shall file for a joint Patent covering all aspects of the applicable Invention(s) in accordance with the following procedure: in the event that either Party notifies the other Party in writing that filing a joint Patent is the most appropriate way to avoid conflicting patent filings between the Parties with respect to the applicable Invention(s), then the Parties shall work together to agree on a joint filing for such Patent. If the Parties cannot agree with respect to such joint filing, such disagreement shall be resolved in accordance with the procedure identified in Section 13.2.2. BI

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shall have the right and obligation to file, prosecute and maintain the BI Patents and the BI Product Development Patents. Each Party shall keep the other Party informed as to the status of any Patents Covering the BACE Collaboration Compounds, and shall consult the other Party with respect to major strategic decisions. Upon Vitae’s request BI shall inform Vitae about the status of BI Patents Covering BI BACE Compounds.

13.2.1              Selection of Patent Counsel. Within **** following the Effective Date, the Parties shall agree on a qualified US outside patent counsel (“Patent Counsel”) who shall be engaged by both Parties for filing, prosecuting and maintenance of the Vitae Patents and Joint Patents. The Parties shall also agree in parallel on a substitute Patent Counsel to be engaged only for those cases where, for any reason, the first Patent Counsel is unable to handle a particular patent matter on behalf of Vitae or BI. After the Patent Counsel is selected, Vitae shall within **** instruct its Patent attorneys or agents to promptly transfer all files, including all outstanding office actions and any other significant patent documents relating to existing Vitae Patents to the Patent Counsel. The Patent Counsel shall within **** after having received all files and documents relating to the Vitae Patents arrange for BI to be registered as the exclusive licensee at all patent authorities where such registration is required or legally possible. The Parties shall thereafter ensure that any arising Vitae Patents and any Joint Invention Patents are filed, prosecuted and maintained by Patent Counsel. Vitae and BI shall confer and jointly instruct the Patent Counsel to supervise foreign (i.e., outside of the United States) patent filing, prosecution and maintenance, and shall select (in consultation with Vitae and BI) qualified foreign patent agents in each jurisdiction to file, prosecute and maintain Vitae Patents and Joint Patents in each such jurisdiction. The Patent Counsel shall regularly advise Vitae and BI of the status of all pending Vitae Patent applications and pending Joint Patent applications, including the status of any related hearings or other proceedings, and provide Vitae and BI copies of all documentation concerning such applications and all correspondence to and from any Governmental Authority. BI shall, at its discretion, either use qualified in-house patent counsel or retain qualified outside patent counsel to file, prosecute and maintain BI Patents and BI Product Development Patents. If BI chooses to retain outside patent counsel, it shall have sole discretion to select such patent counsel, except that it may not select a law firm or attorney that has an existing conflict with respect to Vitae. Upon Vitae’s request, BI shall inform Vitae of the status of pending BI Patent applications and pending BI Product Development Patent applications, including the status of any related hearings or other proceedings, and provide Vitae, upon Vitae’s request, copies of all documentation concerning such applications and all correspondence to and from any Governmental Authority with respect to BI Patents.

13.2.2              Decision-Making.

(a)                                 Each Party shall solicit the other Party’s advice and review of BI Patent applications filed after the Effective Date, Vitae Patent applications and Joint Patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and shall take into account the other Party’s reasonable comments; provided that, subject to Sections 13.2.4 and 13.2.5 below and BI’s primary responsibility pursuant to this Section 13.2.2, Vitae shall have the final decision-making authority with respect to any action relating to any Vitae Patent and any Joint Patent, provided that the Parties shall use good faith to agree on any such filing and prosecution matters. If the Parties cannot agree on any such action, the Patent Counsel shall be asked for advice, and the Parties shall follow such advice, however,

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Vitae shall have final decision-making authority with respect to such advise unless BI can show that it would detrimentally affect BI’s interests under this Agreement, in which case such disagreement shall be deemed a Commercial Conflict and resolved in accordance with Section 3.3.4. BI shall have the final decision-making authority with respect to any action relating to any BI Patent and any BI Product Development Patent. However, upon initiation of the first Phase I Study pursuant to Section 1.88, BI shall have primary responsibility for maintaining, prosecuting and defending such Vitae Patent(s) assigned pursuant to Section 13.1.2 and any other Joint Patents that Cover the composition of matter for the respective Development Candidate provided that such activities do not limit the scope or enforceability of said Patents that would be detrimental to the interests of Vitae. If any activities of or on behalf of BI limit the scope or enforceability of said Patents, then Vitae is entitled to veto or require the performance of such activities/decisions, as applicable such that any limit on the scope or enforceability of said Patent does not detrimentally affect the interests of Vitae. Otherwise, BI shall have the final decision-making authority with respect to all activities/decisions not vetoed or otherwise required by Vitae.

(b)           Within the first **** of the priority period, Vitae and BI shall confer about the countries outside the United States in which corresponding applications should be filed (“OUS Filings”). It shall be presumed that a corresponding Patent Cooperation Treaty (“PCT”) application will be filed unless otherwise agreed by the Parties within the first **** of the priority period. In case a PCT application is filed, the Parties shall consult regarding the countries for which the application should enter into the national phase no later than **** after the earliest priority date. If the Parties fail to reach agreement about OUS Filings or the country scope for entering the national phase of countries designated in a PCT application, then BI will have final decision-making authority with respect to any BI Patent or any BI Product Development Patent, and Vitae shall have final decision-making authority with respect to any Vitae Patent or Joint Patent, however subject to BI’s primary responsibility under Section 13.2.2(a). If the Party with final decision-making authority declines to file a particular Patent application in a particular country or jurisdiction, then the other Party may exercise its step-in rights (pursuant to Sections 13.2.4 and 13.2.5) by filing such Patent application in such country or jurisdiction at its own expense.

(c)           The Parties agree to meet **** per **** to discuss planned patent activities, filings and budgets. The Parties shall work together in good faith to manage the overall cost of patent activities.

13.2.3     Patent Prosecution and Maintenance Expenses. BI shall be responsible for all costs incurred after the Effective Date in connection with the filing, prosecution or maintenance of Vitae Patents, Joint Patents, BI Patents and BI Product Development Patents, including, but not limited to, (i) filing fees, (ii) attorneys’ fees and other expenses associated with application preparation, prosecution, and maintenance, (iii) all costs associated with reexamination, oppositions and interference proceedings in the United States Patent and Trademark Office and/or the United States Courts, (iv) translation fees, (v) maintenance fees and annuities, including any service fees paid to an annuity payment service provider and (vi) attorneys’ fees and filing fees associated with protest or appeal proceedings. Notwithstanding the foregoing, Vitae shall be responsible for all costs associated with re-

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examination, oppositions, appeals and interference proceedings of Vitae Patents and/or Joint Patents, which are unnecessarily caused by Vitae’s actions.

13.2.4     BI’s Step-In Rights. BI shall have the right, but not the obligation, to assume responsibility for any Vitae Patent or Joint Patent which Vitae intends to abandon or otherwise cause or allow to be forfeited. Vitae shall give BI notice of its intent to abandon a Vitae Patent or Joint Patent in a particular country or jurisdiction within a reasonable period prior to a possible loss of rights, and BI shall thereafter have the right through Patent Counsel, at BI’s sole expense, to prepare, file, prosecute and maintain such Vitae Patents or Joint Patents in such country or jurisdiction.

13.2.5     Vitae’s Step-In Rights. Vitae shall have the right, but not the obligation, to assume responsibility for any BI Patents filed after the Effective Date that BI intends to abandon or otherwise cause or allow to be forfeited. BI shall give Vitae notice of its intent to abandon any Patents assigned to BI pursuant to Section 13.1.2 in a particular country or jurisdiction within a reasonable period prior to a possible loss of rights, and Vitae shall thereafter have the right through Patent Counsel, at Vitae’s sole expense, to prepare, file, prosecute and maintain such BI Patents and/or Patents assigned to BI pursuant to Section 13.1.2 in such country or jurisdiction. Notwithstanding the above, in the event that BI elects not to file, prosecute or maintain a BI Patent or Joint Patent or claims in a BI Patent or Joint Patent that would affect the royalty owed Vitae under this Agreement, BI will reimburse Vitae for all out-of-pocket expenses incurred by Vitae in connection with Vitae’s continued prosecution and maintenance of such Patent.

13.2.6     Execution of Documents by Agents. Each of the Parties shall execute, or have executed by its appropriate agents, such documents as may be necessary to obtain, perfect or maintain any Patent rights filed or to be filed pursuant to this Agreement, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patent rights.

13.2.7     Patent Term Extensions. BI shall have the right but not the obligation to seek extensions of the terms of any Vitae Patents, Joint Patents, BI Patents, BI Product Development Patents and Patents assigned to BI pursuant to Section 13.1.2 Covering a Product. At BI’s request, Vitae either shall authorize BI to act as Vitae’s agent for the purpose of making any application for any extensions of the term of such Patents or shall diligently seek to obtain and maintain such extensions, in either event, at BI’s sole expense. BI shall consult with Vitae prior to its decision to seek a Patent term extension with respect to Vitae Patents, Joint Patents, BI Patents and Patents assigned to BI pursuant to Section 13.1.2, provided, however, that when the Parties hereto cannot reach an agreement for these Patents, BI shall have the right to determine which Vitae Patents, BI Patents, Joint Patents, or BI Product Development Patents to apply for Patent term extension in the Territory. In countries where more than one Patent term extension per Patent owner and per registered Product can be applied for, each Party shall have the right to request Patent term extension. For countries where only one registered Product per Patent can be extended, BI shall have final decision-making authority as to which Product the extension is applied. BI shall be responsible for listing to the “Approved Drug Products with Therapeutic Equivalence Evaluation” (known as the “Orange Book”) in case of United States, and any and all similar procedures in the other countries, provided, however, that BI shall consult with Vitae in advance.

13.2.8     Supplementary Protection Certificates. At BI’s request and sole expense, Vitae shall seek to obtain, and maintain until expiry, any SPC’s based on Vitae Patents or Joint Patents, excluding those Patents assigned to BI pursuant to Section 13.1.2, for which BI shall seek to obtain, and maintain such SPCs. Alternatively, at BI’s request and sole expense, Vitae shall authorize BI to obtain SPC’s based on such Vitae Patent or Joint Patent on Vitae’s behalf and provide reasonable assistance and information therefor as well as for the Patents assigned to BI pursuant to Section 13.1.2. Where BI holds the relevant Marketing Authorization, BI shall at its sole discretion provide to Vitae a copy of said Marketing Authorization and any information necessary for the purpose of obtaining an SPC based on such Vitae Patent or Joint Patent. For clarity, BI shall reimburse Vitae for any expenses incurred by Vitae in obtaining an SPC that has been requested by BI. BI shall be responsible, at its sole expense, for obtaining SPC’s based on BI Patents, or BI Product Development Patents and those Patents assigned to BI pursuant to Section 13.1.2.

13.3        Patent Infringement. With respect to any and all Claims instituted by Third Parties against Vitae or BI or any of their respective Affiliates for patent infringement involving Research, Development, manufacture, use, license, marketing or sale of a Product during the Term (each, a “Patent Infringement Claim”) as applicable, Vitae and BI will assist one another and cooperate in the defense and settlement of such Patent Infringement Claims at the other Party’s request. The Parties agree to respond to or defend against any Patent Infringement Claims as follows:

13.3.1     Without limiting any of BI’s obligations under Section 13.1, and unless Vitae is required to indemnify, defend and hold harmless BI and/or its Affiliate(s) from and against such Patent Infringement Claim pursuant to Section 12.2, BI shall have the primary right to manage the defense of the Parties against a Patent Infringement Claim, at BI’s sole expense. If BI elects to exercise such right as to a Patent Infringement Claim, Vitae shall cooperate with BI at BI’s request and expense, and shall have the right to be represented by counsel selected and paid for by Vitae. If BI elects not to exercise such right as to the Patent Infringement Claim, Vitae may defend such Patent Infringement Claim, at Vitae’s expense, and BI shall cooperate with Vitae at Vitae’s request and shall have the right to be represented by counsel selected and paid for by BI.

13.3.2     The Party managing the defense against a Patent Infringement Claim shall also have the right to settle such Patent Infringement Claim, on terms deemed appropriate by such Party, provided, however that any such settlement must include a full and unconditional release from all liability of the other Party and may not adversely affect the rights of the other Party without such other Party’s prior written consent (such consent not to be unreasonably withheld or delayed). Moreover, any settlement or other Third Party Payment (other than judgments finally awarded by a court) that (i) results in cross-licensing, (ii) results in sublicenses to Third Parties, (iii) otherwise affects the Vitae Patents or Joint Patents, (iv) would have the effect of reducing royalties payable to Vitae under this Agreement or (v) includes any liability or admission on behalf of Vitae, shall be subject to Vitae’s prior written consent, which shall not be unreasonably withheld or delayed.

13.4        Infringement of Patents. In the event that Vitae or BI becomes aware of actual or threatened infringement of any Vitae Patents, BI Patents, and/or Joint Patents relating to a Potential Development Candidate, Development Candidate or Product, within the Field during the Term, that Party will promptly notify the other Party in writing. BI will have the primary right, but not the obligation, to bring an infringement action under any Vitae Patents, BI Patents, and/or Joint Patents against any Third Party including the defense against counter-claims of invalidity and unenforceability. If BI elects to pursue such infringement action, BI shall be solely responsible and have the full control of the proceedings and any recoveries (including settlements) will be applied as follows: ****. If BI elects to pursue such infringement action, Vitae may be represented in such action by attorneys of its own choice and at its own expense, with BI having the lead in such action, subject to recovery of such expenses as set forth above. Vitae shall cooperate with and support BI at BI’s request in such infringement procedure. During the Term, in the event that BI does not use Diligent Efforts to pursue such an infringement action, Vitae will be permitted to do so, at Vitae’s sole expense, and, if legally required, in BI’s or the relevant BI Affiliate’s name and on BI’s or the relevant BI Affiliate’s behalf. If BI has consented to an infringement action but Vitae is not recognized by the applicable court or other relevant body as having the requisite standing to pursue such action, then Vitae may join BI as a party-plaintiff. If Vitae elects to pursue such infringement action, BI may be represented in such action by attorneys of its own choice and at its own expense, with Vitae taking the lead in such action. In the event that Vitae brings any such action after BI has elected not to pursue such action, it will retain all recoveries, provided that BI shall be reimbursed its reasonable expenses from such recoveries.

13.5        Notice of Certification. BI and Vitae each shall immediately give notice to the other of any certification filed under the “U.S. Drug Price Competition and Patent Term Restoration Act of 1984” (or its foreign equivalent) claiming that a Vitae Patent, BI Patent or Joint Patent is invalid or that infringement will not arise from the manufacture, use or sale of a product by a Third Party (e.g., a paragraph IV certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV)). BI shall have the first option in such proceedings (and similar proceedings in other countries) to take action. Vitae shall cooperate with and support BI, at BI’s request, in such litigation. If BI decides not to bring infringement proceedings against the entity making such a certification, BI will give notice to Vitae of its decision not to bring suit within such time period as to provide Vitae with a reasonable opportunity to retain litigation counsel and file suit within the statutory deadlines, but in no event less than **** days after receipt of notice of such certification. If BI decides not to bring such infringement proceeding, then Vitae has the right, but not the obligation, to bring suit against the entity that filed the certification. Any suit by Vitae or BI will either be in the name of Vitae or in the name of BI (or any Affiliate) or jointly in the name of Vitae and BI (or any Affiliate), as required by Law.

13.6        Validity Challenge.

13.6.1     In the event that a Third Party commences any re-examination, interference, opposition or nullity proceeding or challenges the validity or enforceability of, or opposes any extension of or the grant of a patent term extension request or a SPC with respect to,

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any Vitae Patent, BI Patent or Joint Patent (each such action a “Patent Challenge”) during the Term in any country of the Territory, then the Parties shall jointly take such legal action as is required to defend the validity of such particular Vitae Patents, BI Patents, or Joint Patents through patent litigation counsel jointly selected by the Parties. Each Party shall give all reasonable assistance (excluding financial assistance) to the other Party. Each Party may also be represented by counsel of its own selection at its own expense in any such legal action. Any settlement shall be subject to the Parties’ mutual agreement, which shall not be unreasonably withheld or delayed. BI shall be solely responsible for all costs in connection with such Patent Challenge.

13.6.2     For the avoidance of doubt, this Section 13.6 shall not apply to the defense of any Patent Challenge that is raised as a counter-claim or defense by a Third Party that is the subject of an infringement action pursuant to Section 13.3 above, in which case the defense of such Patent Challenge will be governed by such Section 13.3.

13.7        Assistance. For purposes of this Article 13, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit. The out-of-pocket costs and expenses of the Party bringing suit shall be reimbursed first out of any damages, settlements or other monetary awards recovered. The documented out-of-pocket costs and expenses of the other Party shall then be reimbursed out of any remaining damages, settlements or other monetary awards. The Party initiating and prosecuting the action will retain any remaining damages, settlements or other monetary awards, except as otherwise specified in this Article 13.

13.8        Settlement. Except as expressly otherwise set forth herein, no settlement, consent judgment or other voluntary final disposition of a suit under this Article 13 may be entered into without the joint written consent of both Parties (each Party’s consent shall not be unreasonably withheld, conditioned or delayed). BI shall not be required to obtain such consent with respect settlement of any disputes involving only BI Product Development Patents.

13.9        Licensed Patents. The provisions regarding BI Patents under this Article 13 affect those BI Patents which are licensed to BI only to such extent that BI has the right to act under this Section in accordance with the agreement with BI’s licensor. The provisions regarding Vitae Patents under this Article 13 affect those Vitae Patents which are licensed to Vitae only to such extent that Vitae has the right to act under this Section in accordance with the agreement with Vitae’s licensor.

14.          TERM AND TERMINATION.

14.1        Term. This Agreement shall commence on the Effective Date and shall end (i) upon the termination of this Agreement pursuant to Sections 14.2 and 14.3; or (ii) upon expiry of the Royalty Term for all Products in all countries (the “Term”). Upon expiry of this Agreement under Section 14.1(ii), BI and its Affiliates shall retain, fully paid-up and perpetually, all licenses granted to BI under this Agreement on a non-exclusive basis.

14.2        Termination for Material Breach.

14.2.1     Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the arbitrator pursuant to Section 15.7 determines that the other Party has materially breached in the performance of its material obligations under this Agreement; provided that the breaching Party shall, (i) if such breach can be cured, have **** (**** for breach of any payment obligations) after receipt of written notice thereof from the non-breaching Party, such notice containing full details of said breach, to remedy such breach (or, if such breach cannot be cured within such period, the breaching Party must commence and use Diligent Efforts to cure such breach during such period), (ii) if such breach is not capable of being cured, use and continue to use Diligent Efforts to mitigate the impact of such breach, as demonstrated by written evidence, except that the non-breaching Party may nevertheless terminate if such breach is due to willful misconduct or gross negligence. Vitae shall not have the right to terminate the Agreement following the First Commercial Sale of any Product by BI in a Major Market, provided that BI pays Vitae the amount of such damages that have been awarded by the arbitrator pursuant to Section 15.7. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Vitae shall be entitled to terminate this Agreement for material breach by BI under this Section 14.2.1 (whether such breach occurred before or after First Commercial Sale of a Product) in the event that the arbitrator pursuant to Section 15.7 has determined that BI has willfully breached its obligation to pay the royalties as set forth in Sections 9.6 and 9.8 or any milestone payments as set forth in Sections 9.3 and 9.4. BI shall not have the right to terminate the Agreement hereunder following the First Commercial Sale of any Product in Major Market by Vitae provided that Vitae pays BI the amount of such damages that have been awarded by the arbitrator pursuant to Section 15.7.

14.2.2     Any such termination shall become effective at the end of such **** period unless the breaching Party has cured any such breach prior to the expiration of such **** period (or, if such breach is capable of being cured but cannot be cured within such **** period, the breaching Party has commenced and used Diligent Efforts to cure such breach, provided that, in such instance, such cure must have occurred within **** after receipt of written notice thereof from the non-breaching Party).

14.2.3     After the First Commercial Sale of any Product by the BI Group or its sublicensees in a Major Market, except as provided for in Section 14.2.1, Vitae shall not have the right to terminate this Agreement in the event that the arbitrator determines that BI failed to use Diligent Efforts in connection with its performance of this Agreement, provided that BI pays Vitae the amount of Special Damages. “Special Damages” means ****.

14.2.4     For the avoidance of doubt, Vitae may only terminate this Agreement for BI’s (alleged) failure to use Diligent Efforts under Section 14.2.3 or 14.3.3 under the terms set forth therein and not under Section 14.2.1.

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14.3        Other Termination Rights.

14.3.1     BI shall have the right to terminate this Agreement on the first anniversary of the Effective Date by providing written notice **** prior to such first anniversary date, provided that BI shall pay Vitae the balance of the amount of the committed research funding payments for the first two years of the Initial Funded Research Period as set forth in Section 9.2.1 not paid by BI prior to such termination. For avoidance of doubt, the total amount of the committed research funding payments for the first **** is ****. In addition, BI shall be responsible for all previously authorized out-of-pocket expenses incurred or committed on or before the effective termination date.

14.3.2     At any time after the Research Term, BI shall have the right to terminate the entire Agreement or to terminate Development or Commercialization on a Product-by-Product basis upon **** written notice to Vitae. Any such Product (containing a BACE Collaboration Compound and/or a BI BACE Compound that has been selected as a Development Candidate) that is thereby terminated shall be referred to as a “Terminated Product.” If BI terminates the entire Agreement for any reason, then all Potential Development Candidates, Development Candidates and BACE Collaboration Compounds shall be deemed Terminated Products.

14.3.3     Vitae may terminate this Agreement before the First Commercial Sale of a Product in a Major Market on a Product-by-Product or compound-by-compound basis or in its entirety if a Commercial Conflict pursuant to Section 1.23(i) is resolved pursuant to Section 15.7 in favor of Vitae, and BI has not cured such Commercial Conflict within **** upon such arbitrator’s final decision. Any such Product or compound shall be deemed to be a Terminated Product, but the Agreement will otherwise continue in effect.

14.4        Effects of Termination; Terminated Products.

14.4.1     Effect of Termination.

(a)           Termination for Material Breach by Vitae. In the event that this Agreement is terminated by BI pursuant to Section 14.2 for material breach by Vitae:

(i)            Vitae shall retain its rights granted by BI under Section 2.1.2(a)(ii) and 2.1.2(b)(ii) with the respective sublicense rights under 2.2.2.

(ii)           All licenses granted by Vitae to BI or its Affiliates under this Agreement will survive, subject to BI’s and its Affiliates’ ongoing obligations to pay milestone payments and royalty payments to Vitae hereunder; however, in case of an uncured Serious Material Breach resulting in BI’s loss of exclusivity in either the **** or in **** (as evidenced by BI Product(s) facing Generic Competition in those markets), BI shall be released from making any further royalty or milestone payments to Vitae for the Product(s) with respect to which the Serious Material Breach relate. In any other case of an uncured Serious Material Breach, the arbitrator, pursuant to Section 15.7, shall determine the deduction from any milestone and royalty payments by BI (for the Product(s) with

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respect to which the Serious Material Breach relate) based on the ****.

(iii)          In case of Serious Material Breach resulting in BI’s loss of exclusivity in either the **** or in **** (as evidenced by BI Product(s) facing Generic Competition in those markets), Vitae shall, no later than **** from the date of such termination, assign, transfer and convey to BI, free of charge, all of Vitae’s co-ownership interest in the Joint Intellectual Property, following which action such Joint Intellectual Property shall be owned exclusively by BI. Furthermore, Vitae shall assign, also on behalf of its Affiliates, to BI co-ownership rights in such Vitae Patent(s) which Cover(s) the Research, Development and Commercialization of the BACE Collaboration Compound(s) or Product(s), as applicable, to which the Serious Material Breach relates and which BACE Collaboration Compound(s) or Product(s) is or are Researched, Developed or Commercialized, as applicable, as of the effective date of such termination, and any Vitae Patent with respect to which co-ownership is assigned to BI pursuant to this Section 14.4.1(a)(iii) will be deemed a Joint Patent. Notwithstanding any statement to the contrary contained in this Agreement, all Vitae assignments effected pursuant to this Section 14.4.1(a)(iii) will be deemed to have occurred during the Term.

(iv)          If the Agreement was terminated by BI pursuant to Section 14.2, BI shall retain all of its rights to bring an action (through arbitration under Section 15.7) against Vitae for damages and any other available remedies in law or equity.

(b)           Terminations Other Than Material Breach by Vitae. In the event that this Agreement is terminated by BI or Vitae for reasons other than material breach by Vitae:

(i)            All licenses granted by Vitae to BI under this Agreement shall terminate;

(ii)           All Products containing (1) a BI BACE Compound that was previously selected as a Development Candidate or (2) a BACE Collaboration Compound shall be deemed to be Terminated Products;

(iii)          If the Agreement was terminated by Vitae pursuant to Section 14.2, Vitae shall retain all of its rights to bring an action (through arbitration under Section 15.7) against BI for damages and any other available remedies in law or equity;

(iv)          Vitae shall retain its rights granted by BI under Section 2.1.2(a)(ii) and 2.1.2(b)(ii) with the respective sublicense rights under 2.2.2; and

(v)           BI shall, no later than **** from the date of such termination, assign, transfer and convey to Vitae, free of charge, all of BI’s co-ownership interest in the Vitae Patents assigned to it pursuant to Section 13.1.2, following which action such Patents shall be owned exclusively by Vitae and all prior licenses, dispositions or assignments made by BI with respect thereto shall automatically become void and cease to be of any further effect.

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14.4.2     Supply of Compound. In the event this Agreement is terminated by either Party for any reason prior to or at the end of the Initial Funded Research Period, each Party shall, within **** after such termination becomes effective, provide the other Party with half of the BI Synthesized Compounds or Vitae Synthesized Compounds as set forth in Section 4.5.

14.4.3     Terminated Products. Notwithstanding anything else, with respect to each Terminated Product:

(a)           BI shall, at its sole expense, promptly transfer to Vitae, or shall cause its designee(s) to transfer to Vitae, ownership of all regulatory filings, Marketing Authorization Approvals, material correspondence, made or filed for the Terminated Product (to the extent that any are held in BI’s or such designee(s)’s name), such transfer to be as permitted by any Third Party licenses or other such prior rights and applicable Laws and regulations, and BI shall otherwise cooperate to permit Vitae to fully exercise its rights hereunder;

(b)           BI grants to Vitae an exclusive (even as to the BI Group), royalty-free, worldwide, fully paid-up, perpetual, irrevocable, transferable, sublicensable license (or sublicense, as applicable) in the Field under the BI Intellectual Property (excluding in-licensed BI Patents), and BI’s rights in the Joint Intellectual Property and with respect to in-licensed BI Patents as far as legally possible and equal to the scope of the license granted to BI a sub-license only to the extent necessary to make, have made, use, register, sell, offer to sell, import, export, exploit, Research, Develop and Commercialize any Terminated Products.

(c)           The Parties will negotiate in good faith the granting of a non-exclusive, license to BI Product Development Intellectual Property on reasonable and customary commercial terms to be mutually agreed between the Parties only to the extent necessary to make, have made, use, register, sell, offer to sell, import, export, exploit, Research, Develop and Commercialize any Terminated Products. For the avoidance of doubt, such license does not include any other implied license(s) to other intellectual property in the control of BI Group for any other BI products currently being researched, developed or marketed either alone or in combination with any Product; Should the Parties are not able to agree, despite their good faith negotiations, on a license agreement within a period of **** after termination, unless the Parties have agreed to extend the negotiation period, the terms and conditions of such license agreement shall be decided by the arbitrator pursuant to Section 15.7 follows: Within **** upon selection of the arbitrator each Party shall submit one written proposal for the afore mentioned license agreement. The arbitrator shall select one of the two proposals for such a license agreement. His decision shall be based solely on the criteria which of the proposals best reflects the terms on which the Parties have agreed so far, and standard provisions customary to such kind of agreements in the pharmaceutical industry. The arbitrator shall come to a decision within ****. The scope of authority of the arbitrator shall be limited to the aforementioned selection, and the license agreement so selected shall be binding upon the Parties. The decision of the arbitrator shall be binding on the Parties. The Party whose proposal has not been followed by the arbitrator shall bear the costs of this arbitration procedure.

(d)           In the event of material breach by BI pursuant to Section 14.2, then BI shall assign to Vitae any and all Trademarks (and associated goodwill) for relating

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to any Terminated Products which have already received Marketing Authorization Approval in at least one country; in the event of that BI terminates pursuant to Section 14.2.1, then such assignment of Trademarks shall be subject to the payment of a reasonable license fee or lump sum to be negotiated in good faith by the Parties. In addition, for **** following the transfer of existing Product inventory pursuant to Section 14.4.2(g), BI shall grant a non-exclusive, royalty-free, fully paid-up, sublicensable, irrevocable license to any applicable BI house marks (i.e., trade names, trademarks and trade dress) for the sole purpose of allowing Vitae to market and sell any existing inventory of Terminated Products. All goodwill associated with Vitae’s use of such BI house marks shall inure to the benefit of BI.

(e)           BI shall also provide Vitae with such regulatory information, reports, records and data which are in the possession or control of the BI Group in respect of such Terminated Product to enable Vitae to Develop and obtain the appropriate Marketing Authorization Approvals to Commercialize with such provision to be as permitted by any Third Party licenses or agreements or other prior rights and applicable Laws and regulations;

(f)            Upon request, BI shall assign any Third Party agreements in respect of Terminated Products to Vitae if such assignment is permitted by such Third Party agreement and if such assignment is necessary for Vitae to Develop and Commercialize such Terminated Product(s);

(g)           Vitae shall inform BI within **** of the effective termination date whether BI should transfer its remaining inventory of drug product and drug substance to Vitae, subject to Vitae’s reimbursement of the inventory at a price equal to the lesser of (i) ****, or (ii) **** for both drug product and drug substance;

(h)           BI shall appoint Vitae as BI’s exclusive agent for all regulatory purposes with respect to such Terminated Product and as BI’s exclusive distributor of any such Commercialized Terminated Products until all required Marketing Authorization Approvals are transferred; and

(i)            All licenses granted to BI by Vitae hereunder with respect to such Terminated Product shall be deemed terminated.

14.5        Change of Control. Vitae shall promptly notify BI in writing of Transaction. “Transaction” means any sale, merger, consolidation, transfer or other structural reorganization of Vitae in which (i) substantially all of the assets of the business of Vitae to which this Agreement relates are transferred to an entity in which the holders of Vitae’s capital stock immediately prior to the sale, merger, consolidation, transfer or other structural reorganization of Vitae directly or indirectly hold, subsequent to the sale, merger, consolidation, transfer or other structural reorganization of Vitae, less than a controlling majority of the capital stock; or (ii) the holders of Vitae’s capital stock immediately prior to the sale, merger, consolidation, transfer or other structural reorganization of Vitae hold less than a controlling majority of the capital stock of the surviving entity subsequent to the sale, merger, consolidation, transfer or other structural reorganization of Vitae (with the exception of any sale, merger, consolidation, transfer or other structural reorganization of Vitae that constitutes or involves a

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public offering of any Vitae stock). Notwithstanding the foregoing, in the event that a controlling majority of the voting stock of Vitae is acquired by an entity during or after an initial public offering, then this shall be defined as a Transaction.

(a)           In the event of a Transaction wherein the entity acquiring the assets or capital stock of Vitae (hereinafter, such entity and all of its current and future Affiliates (excluding Vitae and its controlled Affiliates) shall be collectively referred to as an “Acquiring Entity”) is a pharmaceutical company marketing an Alzheimer’s Disease or other dementia-related product or having an Alzheimer’s Disease or other dementia-related research program, (i) the Parties shall in any event retain all rights granted in this Agreement, in particular under Article 2; and (ii) BI shall be released from its obligations under Articles 3, 4, 5, 6, 7 and Sections 8.1, 8.2, 8.4 of this Agreement, provided, however, that BI shall continue to be obligated to use Diligent Efforts to Develop and Commercialize Products following any Transaction; and (iii) all other provisions of the Agreement shall continue in full force and effect. Notwithstanding the foregoing, in the event that Vitae has exercised and fully funded its Co-Development Option pursuant to Section 5.4 prior to the consummation of the Transaction or issuance of a press release about the Transaction, whatever occurs earlier, then Vitae shall be entitled to the increased royalty rate as set forth in Section 9.6.5(b).

(b)           Furthermore, in the event of a Transaction, the Parties understand and agree that any intellectual property, in particular, any Patents, know-how and compounds of such Acquiring Entity need not be introduced into this collaboration by Vitae and shall not be considered Vitae Intellectual Property or Joint Intellectual Property. Therefore, this collaboration will not extend to such intellectual property, in particular any Patents, know-how and compounds; and BI shall not, by virtues of said Transaction, obtain a license to the intellectual property of such Acquiring Entity.

14.6        Accrued Rights; Surviving Obligations. Except as provided elsewhere, termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration shall not relieve any Party from obligations which are expressly or by implication intended to survive termination or expiration of this Agreement, including, but not limited to, Articles 1, 9, 10, and 12, and Sections 2.3, 4.4, 4.5, 8.3, 11.4, 13.1.1, 13.2.6, 14.1, 14.4, 14.6, 15.1, 15.2, 15.4, 15.5, 15.7, 15.8, 15.9, 15.10, 15.12, 15.13, 15.14, 15.15, 15.16, 15.17, 15.18, 15.19, 15.20, and 15.22, and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination or expiration.

14.7        Bankruptcy under U.S. or German Law. If this Agreement is rejected by or on behalf of Vitae under Section 365 of the United States Bankruptcy Code (the “Bankruptcy Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Vitae to BI are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. For the avoidance of doubt, the Parties intend that the licenses granted by Vitae to BI under this Agreement, in particular pursuant to Section 2.1 of this Agreement, are licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that BI, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that upon rejection of this Agreement by Vitae in a case under the Bankruptcy Code, if BI elects to retain its rights, as provided in Section 365(n)(1)(B) of the Bankruptcy Code, Vitae, as debtor in possession, or any trustee appointed in a case filed by or against Vitae under the Bankruptcy Code, shall provide to BI all intellectual property licensed to BI under this Agreement (including any embodiments) and held by Vitae or any trustee of Vitae, as provided in Section 365(n)(3)(A) of the Bankruptcy Code. If this Agreement is rejected by or on behalf of BI in the event that (a) BI becomes a debtor in a bankruptcy proceeding or other proceeding for the general settlement of its debts, (b) a receiver or other official is appointed for all or substantially all of BI’s assets, or (c) BI makes a general assignment for the benefit of creditors, then Vitae will be entitled, to the extent legally possible under German Law, to receive the benefit of any protections afforded to licensees of intellectual property under German bankruptcy law, including protections equivalent to those provided under Section 365(n) of the Bankruptcy Code, whether such protections are in existence as of the Effective Date or are enacted in the future.

15.          MISCELLANEOUS.

15.1        Publications. Prior to the commencement of **** in respect of any Development Candidate, neither Party shall make any publication in respect of the results arising out of Research and Development without prior written consent of the other Party. Any publication made after commencement of the first **** in respect of a Development Candidate or related Product shall be made in accordance with a publication strategy and the following provisions of this Section 15.1. BI shall be responsible for the development of a publication strategy regarding the Development Candidate and/or Product. The publication strategy shall be presented to the JSC no later than the start of the **** for said Developmental Candidate and/or related Product. The JSC shall be notified of any planned abstracts, oral presentations and manuscripts relating to the publication of clinical data and other scientific data generated in the course of Development of the relevant Product by the submitting Party. The JSC shall discuss whether a planned submission might contain information which compromises the patentability or confidentiality of Vitae Intellectual Property, BI Intellectual Property, BI Product Development Intellectual Property, or Joint Intellectual Property. In the event that said patentability or confidentiality would be compromised, the Party wishing to publish shall within **** of objection by the other Party, request in writing a review of the abstract, oral presentation or manuscript for protection of patentable or proprietary information. If requested in writing by the other Party, the submitting Party shall provide a draft of the planned submission and withhold the material for publication or presentation for **** to allow for the filing of patent applications or the taking of such measures as may be appropriate to preserve proprietary rights in and the confidentiality of the information in the material being submitted for publication or presentation (including withholding such publication). The review period may be extended for an additional **** if a representative of the JSC can demonstrate a reasonable need for such extension, including, but not limited to, the preparation and filing of Patent applications. By mutual agreement of the Parties, this period may be further extended. The Parties will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any such publications or presentations.

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15.2        Public Announcements. Except as may be expressly permitted under this Section 15.2 or mandated by applicable Laws or the rules of any stock exchange, neither Party will make any public announcement of any information regarding this Agreement without the prior written consent of the other Party. Once any statement is approved for disclosure by the Parties, either Party may make a subsequent public disclosure containing the same information disclosed in such prior public announcement without further approval of the other Party. Upon execution of this Agreement, the Parties agree to issue a mutually agreed press release concerning this Agreement and the relationship established hereby in the form substantially similar to Exhibit 8 hereto. Notwithstanding the above, Vitae shall have the right to issue a press release and/or make a public announcement concerning the status of the Research Collaboration and/or the Development or Commercialization status of any Product after achievement of any key milestones, including, but not limited to, the milestones set forth in Sections 9.3 and 9.4, provided that prior written consent has been obtained, which consent shall not be unreasonably withheld or delayed. The Parties recognize that the progress of the Research Collaboration has significant impact on Vitae’s valuation as a company and is therefore of interest to Vitae’s investors and potential investors. Thus the Parties shall work together in good faith to agree upon what details and summary top-line results of any clinical trials may be disclosed by Vitae. Notwithstanding the foregoing, Vitae may disclose summary results of the BACE collaboration solely of the type described in Exhibit 9 to the investment community upon satisfaction of the foregoing conditions: (a) Vitae shall provide BI with reasonable advance written notice and a copy of the information proposed to be disclosed by Vitae, (b) Vitae shall remove from such proposed disclosure any information that BI reasonably requests to have removed; and (c) the disclosure does not include any information that, if disclosed, could adversely affect either Party’s ability to make any Patent filings.

15.3        No Debarred Personnel. BI agrees that BI and its Affiliates shall not use, during the Term of this Agreement, the services of any employee, consultant, contractor or clinical investigator that has been debarred by the FDA or any other Governmental Authority or that is the subject of debarment proceedings by the FDA or any other Governmental Authority.

15.4        Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, the Parties’ legal relationship under this Agreement to each other shall be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

15.5        Registration of This Agreement. To the extent, if any, that either Party concludes in good faith that it or the other Party is required to file or register this Agreement or a notification thereof with any Governmental Authority, such Party shall inform the other Party thereof. If both Parties jointly agree that either Party is required to submit or obtain any such filing, registration or notification, they shall cooperate (at BI’s sole expense) in such filing, registration or notification and shall execute all documents reasonably required in connection therewith. In such filing, registration or notification, the Parties shall request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis. BI shall be responsible for all costs and expenses associated with any such filings or requirements.

15.6        Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, and which could not with the exercise of Diligent Efforts have been avoided (“Force Majeure Event”), including, but not limited to, war, rebellion, earthquake, fire, accident, strike, riot, civil commotion, act of God, inability to obtain raw materials, delay or errors by shipping companies or change in Law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the Force Majeure Event. The Party subject to a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use Diligent Efforts to avoid or remove such causes of non-performance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall without delay recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party for any damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 15.6.

15.7        Dispute Resolution. In the event of any dispute, controversy or claim hereunder arising out of or relating to this Agreement, including, but not limited to, a Commercial Conflict that cannot be resolved by the Joint Steering Committee or the Officers as set forth in Section 3.3.4, and is not subject to BI’s final decision-making authority or Vitae’s final decision-making authority, either Party may, on **** written notice to the other Party, initiate binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The Parties shall select a mutually acceptable arbitrator within **** of the request of the Party invoking this dispute resolution procedure. If the Parties are unable to agree upon an arbitrator, the AAA shall select a qualified, independent arbitrator. Such arbitration will be held in New York, New York. The decision of the arbitrator will be final and binding on the Parties. The prevailing Party may enforce any arbitration decision or award exclusively in the federal and state courts in the State of New York, New York, USA. Notwithstanding the foregoing, either Party may seek injunctive, equitable or similar relief (without the requirement of arbitration) exclusively in any federal and state courts in the State of New York, New York, USA.

15.8        Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of New York without regard to the provisions governing conflict of laws, except matters of intellectual property law, which shall be determined in accordance with the intellectual property laws relevant to the intellectual

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property in question. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

15.9        Attorneys’ Fees and Related Costs. In the event that any legal proceeding is brought to enforce or interpret any of the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees, court costs and expenses of litigation whether or not the action or proceeding results in a final judgment.

15.10      Assignment. This Agreement may not be assigned or transferred by either Party, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party; provided that either Party may assign this Agreement, in whole or in part, to any of its Affiliates if such Party guarantees the performance of this Agreement by such Affiliate; and provided further that either Party may assign this Agreement to a successor to all or substantially all of the assets or business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or other similar transaction. Any assignment in violation of this provision is void and without effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns. In the event that Vitae assigns or transfers any of the Vitae Intellectual Property or Vitae’s interest in the Joint Intellectual Property to a Third Party, Vitae shall impose on such assignee or transferee such obligations as are necessary so that BI retains and obtains all of the rights to which it is entitled with respect to such Vitae Intellectual Property and Joint Intellectual Property under this Agreement, in particular the grant of rights under Section 2.1.1.

15.11      Assignment and Performance within the BI Group. It is understood by the Parties that any right or obligation of BI under this Agreement may be exercised or performed by any of its Affiliates, provided that BI shall remain ultimately responsible for performing its obligations under this Agreement. In the event that parts of this Agreement, in particular parts of the scope of work, are performed by Vitae in close collaboration with an Affiliate of BI , BI may notify Vitae thereof and Vitae shall invoice such Affiliate according to the information provided by BI (name of Affiliate, address and bank details) and such invoice shall refer to the respective attributable scope of work. BI remains responsible and liable for the correct payment and any other performance of obligations by such Affiliate in accordance with this Agreement. Any such payment of the Affiliate shall be made in and deemed as fulfillment of BI’s obligations under this Agreement.

15.12      Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, in English, and will be deemed to have been duly given only if delivered personally, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

Vitae:	BI:
Vitae Pharmaceuticals, Inc.	Boehringer Ingelheim GmbH Corporate Division Licensing
502 West Office Center Drive	****
Fort Washington, PA 19034
USA
Attn: VP Business Development	Attn: Head of CD Licensing

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with a copy to:	with a copy to:
Gunderson Dettmer Stough, Villeneuve, Franklin and Hachigian, LLP	Boehringer Ingelheim GmbH Corporate Department Law
****	****

or to such other address as the addressee shall have last furnished in writing in accord with this provision. All notices shall be deemed effective upon receipt by the addressee.

15.13      Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

15.14      Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

15.15      Waiver. No waiver of any term or condition of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the waiving Party. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior, concurrent or future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

15.16      Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous agreements and understandings between the Parties, whether written or oral, including, but not limited, to all proposals, negotiations, conversations, letters of intent, memoranda of understanding or discussions, between Parties relating to the subject matter of this Agreement and all past dealing or industry custom.

15.17      Modification. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and the clause to be modified, which amendment is signed by duly authorized representatives of Vitae and BI.

15.18      No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party, to or in respect of any Product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.

15.19      No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, but not limited to, any creditor of either Party hereto.

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15.20      Ambiguities. This Agreement shall be deemed to have been drafted jointly by both Parties; and ambiguities, if any, shall not be construed against either Party, irrespective of which Party may have actually drafted the ambiguous provision.

15.21      CREATE Act. This Agreement includes a joint research agreement as defined in 35 U.S.C. § 103(c)(3).

15.22      Counterparts. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Vitae and BI, by their duly authorized officers, have executed this Agreement as of the Effective Date.

VITAE PHARMACEUTICALS, INC.		BOEHRINGER INGELHEIM
INTERNATIONAL GMBH

By:	****	By:	****

Name:	****	Name:	****

Title:	****	Title:	****

		By:	****

		Name:	****

		Title:	****

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EXHIBIT 1

VITAE PATENTS

****

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Exhibits

EXHIBIT 2

PRELIMINARY RESEARCH PLAN

****

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Exhibits

EXHIBIT 3

INITIAL DEVELOPMENT PLAN

****

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Exhibits

EXHIBIT 4

COLLABORATION COMPOUNDS

****

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Exhibits

EXHIBIT 5

BI BACE COMPOUNDS

****

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Exhibits

EXHIBIT 6

AMENDMENT TO THE OCTOBER 2007 SPA

Exhibits

EXHIBIT 7

REQUIREMENTS FOR INVOICES

****

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Exhibits

EXHIBIT 8

DRAFT PRESS RELEASE

Contact:

Kathryn Morris	Julia Meyer-Kleinmann
KMorrisPR	Boehringer Ingelheim GmbH
+1 845-635-9828	+49 6132 77 8271

Boehringer Ingelheim and Vitae Pharmaceuticals Announce a Major Collaboration to Research and Develop Novel Treatments for Alzheimer’s Disease

Companies to advance beta-secretase (BACE) inhibitors, which hold potential for slowing the progression of this devastating neurodegenerative disease

Fort Washington, Pennsylvania and Ingelheim, Germany — June 15, 2009 —

Boehringer Ingelheim and Vitae Pharmaceuticals, Inc., announced today that they have entered into a significant worldwide collaboration to research and develop beta-secretase (BACE) inhibitors for the treatment of Alzheimer’s disease. Current therapies for Alzheimer’s disease can improve symptoms, but do not affect the progression of the disease. The inhibition of BACE - an enzyme involved in the formation of beta amyloid plaques which accumulate in the brains of patients with Alzheimer’s disease - offers the potential to slow or even halt disease progression.

Under the terms of the collaboration agreement, Vitae will receive $42 million in upfront and near-term payments from Boehringer Ingelheim, consisting of upfront cash, an equity investment in Vitae, and research funding to support further discovery efforts.  In addition, Vitae will be eligible to receive $200 million in pre-commercial milestone payments based on the achievement of clinical and regulatory goals, as well as further milestone payments based on potential additional compounds and / or other approved indications. Vitae will receive commercial performance payments and royalties from Boehringer Ingelheim on all potential future product sales. Further financial details were not disclosed.

While the companies will work jointly to identify and advance candidates for clinical development, Boehringer Ingelheim will lead development and commercialization of all products for Alzheimer’s disease to capitalize on its global marketing and sales expertise. Vitae will have the right to develop products independently for certain other indications.

“I am very pleased to be working with Boehringer Ingelheim’s exceptional neuroscience group on this program”, said Jeffrey Hatfield, CEO of Vitae. “This collaboration accomplishes three important objectives for our company. It adds substantial neuroscience expertise and specialized resources to the BACE program, which has advanced remarkably during its short life. It also extends what is already a very successful partnership model with Boehringer Ingelheim, stemming from our existing diabetes and metabolic syndrome collaboration. Boehringer Ingelheim’s team-oriented culture presents an ideal environment for partnership success. And finally, it continues Vitae’s business model of financing the company’s growth through rapid value creation and partnering versus relying on the capital markets — which is favorable for our shareholders.”

Exhibits

Professor Andreas Barner, Chairman of the Board of Managing Directors and Head of Corporate Board Division Pharma Research, Development and Medicine of Boehringer Ingelheim, added that “Based on our research experience in Alzheimer’s disease and our excellent experience in collaborating with Vitae for the diabetes program, we will be using our overall expertise in CNS disease research, drug development and commercialization to strengthen our current neuroscience portfolio and create new treatments for patients suffering from this serious debilitating disease. We will see the companies’ joint efforts expanding to create medicines that are urgently needed in two widespread disease areas, namely diabetes and Alzheimer’s disease It is part of our core development strategy to establish long-term alliances that broaden the scope of our own exciting pipeline successes.”

About BACE Inhibition

Alzheimer’s disease is a chronic neurodegenerative disorder characterized by progressive memory loss associated with the deposition of neuritic plaques in the brains of patients. The amyloid-beta peptide is the major component of such plaques and is considered to be the major culprit in the pathogenesis of Alzheimer’s disease. Amyloid-beta is generated from amyloid precursor protein (APP) by proteolytic processing by beta and gamma secretases. Since beta-secretase (beta-site APP cleaving enzyme 1, or BACE1) cleavage is rate limiting for the production of amyloid-beta, inhibition of this enzyme represents an attractive strategy to ameliorate amyloid-beta plaque deposition in Alzheimer’s disease. Supporting this notion are studies demonstrating that deletion of the BACE1 gene in mice prevents the formation of amyloid-beta in cultured neurons and the brain. In addition, amyloid-beta associated memory deficits can be reversed in mutant mice over-expressing APP and lacking BACE1 Inhibitors that block BACE1 will prevent the build up of amyloid-beta plaques and should help slow or stop the progression of disease.

About Alzheimer’s Disease

Alzheimer’s disease (AD) is the most common form of dementia in adults. It is estimated to affect 4.5 million American’s and over 30 million people worldwide with an average course of 8 -12 years. It is projected that the prevalence of AD will double over the next 20 years. Marketed treatments address some symptoms, however there are no treatments available that delay or halt the progression of the disease. Global sales of Alzheimer’s drugs were approximately $5 billion in 2008 and are expected to exceed $14 billion by 2015.

About Vitae Pharmaceuticals

Vitae Pharmaceuticals is an emerging pharmaceutical company building a clinical stage pipeline of novel drug candidates in important therapeutic categories, such as cardiovascular disease, diabetes and Alzheimer’s Disease. Vitae discovers and develops solutions to biologically validated but hard-to-drug targets by fully integrating its proprietary structure-based drug design platform - delivering unprecedented accuracy, speed and novelty — with the targeted efforts of highly experienced and successful discovery scientists. Vitae Pharmaceuticals is financed by leading corporate and venture capital investors, completing its last venture round in 2004. Vitae’s forty scientists are located in Fort Washington, Pennsylvania. For additional information, please visit the company’s website, www.vitaepharma.com.

About Boehringer Ingelheim

The Boehringer Ingelheim group is one of the world’s 20 leading pharmaceutical companies. Headquartered in Ingelheim, Germany, it operates globally with 138 affiliates in 47 countries and 41,300 employees. Since it was founded in 1885, the family-owned company has been committed to researching, developing, manufacturing and marketing novel products of high therapeutic value for human and veterinary medicine.

In 2008, Boehringer Ingelheim posted net sales of 11.6 billion euros while spending one fifth of net sales in its largest business segment Prescription Medicines on research and development.

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EXHIBIT 9

INVESTOR DISCLOSURES

Exhibits

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